Exhibit 99.1

KPMG LLP
Chartered Accountants	Telephone	(416) 777-8500
Bay Adelaide Centre	Fax	(416) 777-8818
333 Bay Street Suite 4600	Internet	www.kpmg.ca
Toronto ON M5H 2S5
Canada

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of Neo Material Technologies Inc.:

We have audited the accompanying consolidated statements of financial position of Neo Material Technologies Inc. (and subsidiaries) as of December 31, 2011, December 31, 2010 and January 1, 2010, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years ended December 31, 2011 and December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Neo Material Technologies Inc. (and subsidiaries) as of December 31, 2011, December 31, 2010 and January 1, 2010, and their financial performance and their cash flows for the years ended December 31, 2011 and December 31, 2010 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

June 7, 2012

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.

NEO MATERIAL TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Audited - all figures in thousands of United States dollars)

		December 31	January 1
	December 31	2010	2010
	2011	(Note 30)	(Note 30)
ASSETS
Current
Cash and cash equivalents	$306,757	$86,769	$57,308
Accounts receivable (Note 8)	65,923	52,035	36,195
Loans receivable (Note 16.1)	11,807	—	—
Inventories (Note 9)	273,631	88,679	48,914
Other current assets	20,182	6,474	7,886
Total current assets	678,300	233,957	150,303
Property, plant and equipment (Note 10)	58,487	46,127	44,470
Patents and other intangible assets (Note 11)	12,780	15,155	13,118
Deferred tax asset (Note 19.7)	27,300	9,193	5,019
Goodwill (Note 12)	58,031	48,198	44,481
Investments in associates (Note 13)	11,976	6,975	5,697
Other long-term assets	3,587	5,418	1,152
Total non-current assets	172,161	131,066	113,937
Total assets	$850,461	$365,023	$264,240

LIABILITIES AND EQUITY
Current
Bank advances and other short-term debt (Note 16.9)	$25,862	$10,171	$6,977
Accounts payable and other accrued charges (Note 15)	93,745	53,329	33,229
Income taxes payable	30,609	8,576	2,296
Contingent consideration (Note 16.4)	8,257	—	—
Long-term debt due within one year	216	265	—
Total current liabilities	158,689	72,341	42,502
Long-term debt (Note 16.8)	198,020	519	—
Deferred tax liability (Note 19.7)	14,771	10,655	4,533
Employee benefit liabilities (Note 23)	2,812	1,968	1,563
Derivative liability (Note 16.5)	8,325	5,794	—
Other long-term liabilities	1,825	3,034	4,446
Total liabilities	384,442	94,311	53,044
Non-controlling interest	12,344	3,445	1,666
Shareholders’ equity	453,675	267,267	209,530
Commitments (Note 24)
Subsequent events (Note 16.9, 31)
Total liabilities and equity	$850,461	$365,023	$264,240

See accompanying notes

Approved on behalf of the Board by:

signed “Constantine Karayannopoulos”	signed “James Jackson”

Constantine Karayannopoulos	James J. Jackson
President and CEO, Director	Director

NEO MATERIAL TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF INCOME

(Audited - all figures in thousands of United States dollars, except per share information)

	Year ended December 31
		2010
	2011	(Note 30)
Revenues	$800,045	$337,554
Costs of sales
Costs excluding depreciation and amortization	432,277	198,659
Depreciation and amortization	6,824	8,442
Gross profit	360,944	130,453
Expenses
Selling, general and administrative	46,950	31,762
Stock-based compensation (Note 22)	7,225	11,510
Depreciation and amortization	3,507	3,400
Research and development	27,333	11,141
	85,015	57,813
Operating income	275,929	72,640
Other expense	6,793	107
Interest expense, long-term debt	9,296	15
Interest expense, other	4,527	1,923
Interest income	(1,405)	(350)
Foreign exchange gain	(2,850)	(1,178)
Income from operations before income taxes and equity income of associates	259,568	72,123
Income tax expense (Note 19)	54,289	12,820
Income from operations before equity income of associates	205,279	59,303
Equity income of associates (net of income tax) (Note 13)	5,001	1,278
Net income	$210,280	$60,581
Attributable to:
Equity holders of Neo Material Technologies, Inc.	$200,957	$58,802
Non-controlling interest in earnings of subsidiaries	$9,323	$1,779
	$210,280	$60,581
Earnings per share data attributable to equity holders of Neo Material Technologies, Inc. (Note 21)
Earnings per share, basic	$1.69	$0.49
Earnings per share, diluted	$1.59	$0.49
Weighted average number of shares outstanding, basic	118,888,420	119,729,575
Weighted average number of shares outstanding, diluted	130,848,141	121,185,595

See accompanying notes

NEO MATERIAL TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Audited - all figures in thousands of United States dollars)

	Year ended December 31
		2010
	2011	(Note 30)
Net income for the year	$210,280	$60,581
Other Comprehensive income (loss):
Change in fair value of available-for-sale securities, net of tax recovery of $282 and tax expense $237 for the years ended December 31, 2011 and 2010, respectively	(1,707)	1,425
Currency translation adjustment	3,963	—
Defined benefit pension plan actuarial loss	(412)	(455)
Other comprehensive income for the year	1,844	970
Comprehensive income for the year	$212,124	$61,551
Attributable to:
Non-controlling interest	9,323	1,779
Equity holders of Neo Material Technologies, Inc.	202,801	59,772
	$212,124	$61,551

See accompanying notes

NEO MATERIAL TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Audited - all figures in thousands of United States dollars)

	Year ended December 31
	2011	2010
Operating activities
Net income for the period	$210,280	$60,581
Add (deduct) items not affecting cash
Depreciation and amortization	10,331	11,842
Stock-based compensation expense	7,225	11,510
Accretion in carrying value of long-term debt	2,730	572
Deferred tax	(19,869)	736
Equity income of associates (Note 13)	(5,001)	(1,278)
Impairment of available-for-sale investments	888	—
Accrued benefit expense	(26)	(50)
Loss on disposal of property, plant and equipment	550	334
Interest expense, net of interest income	12,418	1,588
Current income taxes expense	74,158	12,084
Contingent consideration	6,128	—
Other	(487)	(2,469)
Net change in other long-term liabilities	2,531	711
Income taxes paid	(47,050)	(3,505)
Net change in non-cash working capital balances related to operations (Note 18)	(185,648)	(47,187)
Cash provided by operating activities	69,158	45,469
Investing activities
Acquisition of property, plant and equipment	(19,867)	(6,991)
Acquisition of intangible assets	(973)	—
Loan to third parties	(11,807)	—
Cash paid on acquisition of Gallium Compounds, LLC (Note 6.1)	(6,500)	—
Cash paid on acquisition of Buss & Buss net of cash acquired (Note 6.3)	—	(5,261)
Proceeds from disposal of property, plant and equipment	202	51
Investment by non-controlling interest	350	—
Other investments	(1,000)	(1,742)
Cash used in investing activities	(39,595)	(13,943)
Financing activities
Proceeds from convertible debentures, net of issuance costs	220,775	—
Repayment of long-term debt	(278)	(203)
Interest paid	(3,871)	(824)
Increase in bank advances and other short-term debt	15,691	1,900
Dividend and cash paid by subsidiary to non-controlling interest	(2,931)	—
Repurchase of common shares for cancellation	(39,819)	(4,587)
Issue of common shares	858	1,576
Cash received from shareholders’ loans	—	73
Cash provided by (used in) financing activities	190,425	(2,065)
Cash provided during the year	219,988	29,461
Cash and cash equivalents, beginning of year	86,769	57,308
Cash and cash equivalents, end of year	$306,757	$86,769

See accompanying notes

NEO MATERIAL TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Audited - all figures in thousands of United States dollars)

	December 31, 2011		December 31, 2010 (Note 30)
	Number	Amount	Number	Amount
Share capital
Authorized
Unlimited common shares
Issued
Common shares
Balance at beginning of the year	119,790,748	$244,912	120,075,502	$244,879
Shares issued on exercise of stock options	408,934	1,255	806,308	1,941
Shares issued on acquisition of 19.5% stake in Atlantic Metals, net of issuance costs	—	—	180,838	688
Shares purchased for cancellation pursuant to normal course issuer bid (Note 20)	(5,042,300)	(10,263)	(1,271,900)	(2,596)
Balance at end of the year	115,157,382	$235,904	119,790,748	$244,912
Contributed surplus
Balance at beginning of the year		5,099		7,240
Stock-based compensation expense		1,858		215
Modification of stock-based compensation plan (Note 22)		1,782		—
Exercise of stock options		(397)		(365)
Repurchase of common shares for cancellation (Note 20)		(8,342)		(1,991)
Balance at end of the year		—		5,099
Retained earnings (deficit)
Balance at beginning of the year		16,509		(42,293)
Net income attributable to the equity holders of Neo Material Technologies Inc. for the period		200,957		58,802
Repurchase of common shares for cancellation (Note 20)		(21,214)		—
Balance at end of the year		196,252		16,509
Equity component of convertible debentures
Balance at beginning of the year		—		—
Issuance of convertible debentures (Note 16.8)		25,389		—
Tax effect on convertible debentures		(6,461)		—
Balance at end of the year		18,928		—
Accumulated other comprehensive income:
Balance at beginning of the year		970		—
Change in fair value of available-for-sale securities, net of tax recovery of $282 and tax expense of $237		(1,707)		1,425
Currency translation adjustment		3,963		—
Pension plan actuarial losses		(412)		(455)
Balance at end of the year		2,814		970
Shareholders’ loan
Balance at beginning of the year		(223)		(296)
Repayment of loan by shareholder		—		73
Balance at end of the year		(223)		(223)
Total shareholders’ equity for the year		$453,675		$267,267
Non-controlling interest
Balance at beginning of the year		3,445		1,666
Investment in subsidiaries by non-controlling interest		2,507		—
Dividends paid by subsidiary to non-controlling interest partner		(2,931)		—
Non-controlling interest in earnings of subsidiaries for the period		9,323		1,779
Balance at end of the year		12,344		3,445
Total equity for the year		$466,019		$270,712

See accompanying notes

NEO MATERIAL TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2011

(Audited - tabular figures in thousands of United States dollars, unless otherwise stated)

NOTE 1                                                 NATURE OF OPERATIONS

Neo Material Technologies Inc. (“NEM” or the “Company”), is a Canadian based international company that is headquartered at 121 King Street West, Suite 1740, Toronto, Ontario, Canada, M5H 3T9. NEM has approximately 1,570 employees in 21 locations, across 10 countries. Through its Magnequench and Performance Materials business divisions, NEM produces, processes and develops neodymium-iron-boron magnetic powders (“Neo Powders”), rare earths and zirconium based engineered materials and rare metals including gallium, indium and rhenium. These innovative products are essential in many of today’s high technology applications.

The Company’s Magnequench division (“Magnequench”) is the leading producer of Neo Powders used in the production of high performance, bonded neo (rare earth) permanent magnets. Neo Powders are used in micro motors, precision motors, sensors and other applications requiring high levels of magnetic strength, flexibility, small size and reduced weight. Through a number of manufacturing process and composition patents which expire between now and 2014, the Company is effectively the only legal supplier of Neo Powders for bonded neo magnets manufactured or sold in the United States (“U.S.”). The Company’s patent and license position is such that all end-use products containing bonded neo magnets that are sold in the U.S. must use the Company’s Neo Powders. Magnequench operates wholly owned manufacturing facilities in Tianjin, People’s Republic of China (“China”) and Korat, Thailand.

The Company’s Performance Materials division (“Performance Materials”) manufactures a product line of oxides and salts of rare earth elements which include cerium, lanthanum, neodymium, yttrium and yttrium-europium co-precipitates, dysprosium and terbium among others. The division also produces zirconium oxides and salts plus a line of mixed rare earth/zirconium oxides. Rare earth and zirconium applications include catalytic converters, computers, television display panels, optical lenses, mobile phones, and electronic chips. Additionally, the division produces, reclaims, refines and markets high value niche metals and their compounds that include gallium, indium and rhenium used in the wireless, light-emitting diode (“LED”), flat panel display, turbine, solar and catalyst applications. Performance Materials operates joint venture and majority owned manufacturing facilities in Jiangsu Province, China; Shandong Province, China; Stade, Germany; Sagard, Germany and Quapaw, Oklahoma. Performance Materials also operates wholly owned manufacturing facilities in Peterborough, Ontario; Napanee, Ontario and Blanding, Utah.

NOTE 2                                              GENERAL INFORMATION AND STATEMENT OF COMPLIANCE WITH IFRS

The parent company is incorporated and domiciled in Canada with its shares listed on the Toronto Stock Exchange (“TSX”).

These consolidated financial statements as at and for the year ended December 31, 2011 have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).  These are the Company’s first annual financial statements prepared in accordance with IFRS using the significant accounting policies as summarized in Note 4 for the year ended December 31, 2011.

As IFRS and Canadian Generally Accepted Accounting Principles (“GAAP”) differ in some areas, management has amended certain accounting, measurement and consolidation methods previously applied under Canadian GAAP financial statements in order to comply with IFRS. An explanation of how the transition to IFRS has affected the reported consolidated statements of financial position, financial performance, and cash flows of the Company is provided in Note 30. This note includes reconciliations of equity and total comprehensive income for the comparative periods under previous GAAP to those reported under IFRS.

The consolidated financial statements for the year ended December 31, 2011 were approved and authorized for issue by the Company’s Board of Directors on March 8, 2012.

NOTE 3                                                 BASIS OF PREPARATION

These consolidated financial statements have been prepared on a going concern basis, under the historical cost convention, as modified by the revaluation of available-for-sale financial assets, and financial assets and financial liabilities (including derivative instruments) at fair value through net income.

The preparation of financial statements in accordance with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise judgment in applying the Company’s accounting policies.

NOTE 4                                                 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

4.1 Overall considerations and first-time adoption of IFRS

These consolidated financial statements have been prepared using accounting policies specified by those IFRSs that are in effect at the end of the reporting period December 31, 2011, or which have been adopted as of January 1, 2011.

The significant accounting policies that have been applied in the preparation of these consolidated financial statements are summarized below.

These accounting policies have been used throughout all periods presented in the financial statements, except where the Company has applied certain accounting policies and exemptions upon transition to IFRS. The exemptions applied by the Company and the effects of transition to IFRS are presented in Note 30.

4.2                               Basis of consolidation

4.2.1       Business Combinations

4.2.1.1                              Acquisitions on or after January 1, 2010

For acquisitions on or after January 1, 2010, business combinations are accounted for using the acquisition method. The acquisition method involves the recognition of the acquiree’s identifiable assets and liabilities, including contingent liabilities, regardless of whether they were recorded in the financial statements prior to acquisition. On initial recognition, the assets and liabilities of the acquired subsidiary are included in the consolidated statements of financial position at their fair values, which are also used as the basis for subsequent measurement in accordance with the Company’s accounting policies.  Non-controlling interest is measured at the fair value of the identifiable assets and liabilities acquired. Goodwill represents the excess of the fair value of the consideration transferred over the fair value of the Company’s share of the identifiable net assets of the acquiree at the date of acquisition

Acquisition-related costs paid to third parties are expensed as incurred unless they are costs related to the issuance of debt or equity instruments. Debt issuance costs are accounted for as a deduction in the carrying value of the related debt instrument and amortized as a finance charge over the term of the debt, and equity issuance costs are accounted for as a deduction from share capital.

4.2.1.2                              Acquisitions prior to January 1, 2010

As part of its transition to IFRS, the Company elected to restate only those business combinations that occurred on or after January 1, 2010. In respect of acquisitions prior to January 1, 2010, goodwill represents the amount recognized under previous GAAP.

4.2.2 Subsidiaries

Subsidiaries are entities controlled by the parent company, where control is defined as the power to govern the financial and operating policies of an entity so as to obtain benefit from its activities.  In general, the parent company owns more than 50% of the voting rights of its subsidiaries. The effects of potential voting rights that are currently exercisable are considered when assessing whether control exists.

Subsidiaries are fully consolidated from the date that control commences, and are de-consolidated from the date that control ceases.  Accounting policies of the subsidiaries have been changed when necessary to align them with policies adopted by the Company.

4.2.3 Equity method associates

An associate is an entity over which the Company has significant influence and that is neither a subsidiary nor an interest in a joint venture. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not control or joint control over those policies. Significant influence is presumed to exist when the Company has a shareholding of between 20% and 50% of the voting rights in its associates.

Acquired investments in associates are also subject to the acquisition method.  However, any goodwill or fair value adjustment attributable to the Company’s share in the associate is included in the amount recognized as investment in associates.

The results and assets and liabilities of associates are incorporated in the consolidated financial statements using the equity method of accounting. Under the equity method, investments in associates are carried in the consolidated statements of financial position at cost as adjusted for post-acquisition changes in the Company’s share of the net assets of the associate, less any impairment in the value of the investment. All subsequent changes to the Company’s share of interest in the equity of the associate are recognized in the carrying amount of the investment. Changes resulting from the net income or loss generated by the associate are reported within Equity income of associates in the consolidated statements of income. These changes include subsequent depreciation, amortization or impairment of the fair value adjustments of assets and liabilities. Losses of an associate in excess of the Company’s interest in that associate are not recognized. Additional losses are provided for, and a liability is recognized, only to the extent that the Company has incurred legal or constructive obligations or made payments on behalf of the associate.

Changes resulting from other comprehensive income of the associate or items recognized directly in the associate’s equity are recognized in other comprehensive income or equity of the Company,

as applicable. However, when the Company’s share of losses in an associate equals or exceeds its interest in the associate, including any unsecured receivables, the Company does not recognize further losses, unless it has incurred legal or constructive obligations or made payments on behalf of the associate. If the associate subsequently reports profits, the investor resumes recognizing its share of those profits only after its share of the profits exceeds the accumulated share of losses that has previously not been recognized.

4.2.4    Jointly controlled entities

A joint venture is a contractual arrangement whereby the Company and other parties undertake an economic activity that is subject to joint control; that is, when the strategic financial and operating policy decisions relating to the activities require the unanimous consent of the parties sharing control.

The Company reports its interests in jointly controlled entities using the proportionate consolidation method. The Company’s share of the assets, liabilities, income, expenses and cash flows of jointly controlled entities are combined with the equivalent items in the results on a line-by-line basis in the financial statements from the date that joint control commences until the date that joint control ceases to exist.

4.2.5    Transactions eliminated on consolidation

Inter-company transactions, balances, income and expenses on transactions between group companies are eliminated. Profits and losses resulting from inter-company transactions that are recognised in assets are also eliminated. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the group.

4.3          Functional currency

The consolidated financial statements are presented in United States dollars (“U.S. dollars”), which is the functional currency of the Company except for its two subsidiaries: Jiangyin Jia Hua Advanced Material Resources Co., Ltd. (“JAMR”) and Neo Performance Materials (Japan) Inc. (“Neo Japan”).

4.3.1    Entities with U.S. dollar functional currency

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the date of transaction.  At the end of each reporting period, monetary items denominated in foreign currencies are translated at the rates prevailing at the statements of financial position dates.

Non-monetary items measured at historical cost are translated using the exchange rates at the date of the transaction (not re-translated). Non-monetary items measured at fair value are translated using the exchange rates at the date when fair value was determined.

Exchange rate differences are recognized in the consolidated statements of income.

4.3.2    Entities with functional currency other than U.S. dollar

During the first quarter of 2011, management implemented operational changes to minimize foreign exchange risk exposure to Neo Japan.  Subsequent to this change, an assessment was conducted to evaluate Neo Japan’s functional currency based on the indicators provided in International Accounting Standards (“IAS”) 21.  As a result of the assessment, Neo Japan’s functional currency was changed from the U.S. dollar to the Japanese Yen.

Since 2007, JAMR’s geographic sales mix has been slowly shifting to comprise more domestic sales settled in Chinese Renminbi (“RMB”) over international sales settled in U.S. dollar. Given the uncertainty in the market caused by the global recession, management kept the functional currency of JAMR as the U.S. dollar. In early January 2011, the functional currency of JAMR was changed from the U.S. dollar to RMB as it had become more apparent through the continued reduction of export quotas for rare earths by the Chinese government that the shift in JAMR’s sales mix represented a permanent change in the industry.

As a result of these changes in functional currency, JAMR and Neo Japan’s financial results have been converted to the presentation currency in accordance with IAS 21 as follows:

•                  Assets and liabilities shall be translated at the closing rate at the date of that statements of financial position;

•                  income and expenses shall be translated at exchange rates at the dates of the transactions;

•                  all resulting exchange differences shall be recognized in other comprehensive income; and

•                  on disposal of a foreign operation the cumulative translation differences recognized in other comprehensive income are reclassified to the consolidated statements of income and recognized as part of the gain or loss on disposal.

4.4          Segment reporting

In identifying its operating segments, management generally follows the Company’s service lines, which represent the main products provided by the Company. The Company operates within two principal segments — the Magnequench division and the Performance Materials division. Discrete operating and financial information is available for these principal segments and is used to determine operating performance for each segment and to allocate resources.

The Magnequench division manufactures neodymium magnetic powder which is used to make bonded magnets for a variety of electronic and mechanical products.

The Performance Materials division manufactures and distributes a range of rare earth and zirconium based engineered products. The major products are cerium, lanthanum, neodymium, yttrium and yttrium-europium co-precipitates, dysprosium and terbium, which are supplied primarily into the automotive catalyst, electronics, ceramic and glass industries. Products from the rare metals business of the division are gallium, indium and rhenium, which are primarily used in the wireless, LED, flat panel display, turbine, solar and catalyst industries.

Each of the operating segments is managed separately as each of these service lines requires different technologies, resources and marketing approaches.  All inter-segment transactions between the Magnequench and Performance Materials divisions have been eliminated on consolidation. Corporate expenses are proportionately allocated to division entities based on the utilization of corporate resources and are eliminated upon consolidation.

4.5          Revenue recognition

Revenue is comprised of the sale of goods and the rendering of services plus the Company’s share of the revenue of its joint ventures.

Revenue is measured at the fair value of the sale of goods, net of intercompany sales, value-added tax, and estimated customer returns and allowances at the time of recognition. The estimates of fair value are based on the Company’s historical experience with each customer and the specifics of each arrangement.

Revenue from the sale of manufactured products is recognized when the risks and rewards of ownership have transferred to the buyer (which generally occurs upon shipment) and collectability of the related receivables is reasonably assured. Revenue is recognized when: (i) it can be measured reliably; (ii) it is probable that the economic benefits associated with the transaction will flow to the entity; (iii) the costs incurred or to be incurred can be measured reliably and; (iv) when the criteria for each of the Company’s different activities has been met. These activity-specific recognition criteria are based on the goods or services provided to the customer and the contract conditions in each case.

4.6          Operating expenses

Operating expenses are recognized in net income upon utilization of the service or at the date of their origin.

4.7          Goodwill

Goodwill represents the excess of the fair value of the consideration transferred over the fair value of the identifiable assets acquired, and liabilities assumed. Goodwill is tested for impairment on an annual basis and is carried at cost less accumulated impairment losses.

4.8          Property, plant and equipment

Property, plant and equipment are recorded at cost and depreciated over their estimated useful lives on a straight-line basis, ranging from 8 to 40 years for buildings and 2 to 15 years for machinery and equipment. As no finite useful life for land can be determined, related carrying amounts are not depreciated. Consistent with IAS 16, “significant components” with different useful lives from the original asset purchased or constructed are identified and depreciated using a representative useful life. Generally, maintenance and repairs are charged to expense as incurred. However, “major overhauls and replacements” are capitalized to the balance sheet as a separate component, with the replaced part or previous overhaul derecognized from the balance sheet.

The Company has long-term land leases in China that have been prepaid for which the cost has been capitalized. This cost is being amortized on a straight-line basis over the term of the leases.

Spare part supplies for machinery and equipment are valued at the lower of cost of acquisition and net recoverable amount. These are not depreciated until put into use.

Construction in progress is not depreciated until put into use. Costs are only capitalized if the cost is directly attributable to the construction or development of the assets and may include:

•                  costs of employee benefits arising from the construction or acquisition of the item of property, plant and equipment;

•                  costs of site preparation;

•                  initial delivery and handling costs;

•                  installation and assembly costs;

•                  costs of testing whether the asset is functioning properly, after deducting the net proceeds from selling any items produced while bringing the asset to that location and condition (such as samples produced when testing equipment); and

•                  professional fees.

Reviews for impairment of properties in production and under development are conducted on an annual basis to determine indications that the carrying amount exceeds the recoverable amount. The carrying values of property, plant and equipment, which exceed their recoverable amounts, are written down to their recoverable amount and are recognized in the consolidated statements of income (see impairment section below).

Gains or losses arising on the disposal of property, plant and equipment are determined as the difference between the disposal proceeds and the carrying amount of the assets and are recognized in the consolidated statements of income within other income or expense.

4.9          Patents and other intangible assets

Other intangible assets consist primarily of patents, license agreements, Chinese land use rights, Chinese rare earth quotas, customer relationships and other intellectual properties that are owned by the Company. Other intangible assets are amortized on a straight-line basis over the period of the associated agreement or legal title, ranging from 2 to 16 years for patents and license agreements and 50 years for Chinese land use rights.  Amortization has been included within depreciation and amortization expenses in the consolidated statements of income.

The Company’s patents expire between now and 2014. Reviews for impairment of intangible assets are conducted whenever facts or circumstances indicate that the carrying amount may exceed its recoverable amount.

4.10        Leases

Leases are classified as finance leases if the Company bears substantially all risks and rewards of ownership of the leased asset. At the inception of the lease, the related asset is recognized at the lower of fair value and the present value of the minimum lease payments and a corresponding amount is recognized as a finance lease obligation. Lease payments are split between finance charges and the reduction of the finance lease obligation to achieve a constant proportion of the capital balance outstanding. Finance charges are charged to net income over the lease term.

All other leases are classified as operating leases. Operating lease payments are recognized as an expense on a straight-line basis over the term of lease term.

4.11        Impairment

4.11.1                                      Impairment of goodwill

For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are largely independent cash inflows.  As a result, some assets are tested individually for impairment and some are tested at the cash-generating unit (“CGU”) level.

Goodwill is allocated to CGUs or groups of CGUs for impairment testing purposes based on the level at which management monitors it, which is not higher than an operating segment.  The allocation is made to those CGUs or group of CGUs that are expected to benefit from synergies of the related business combination in which the goodwill arises.

Corporate head office assets and expenses are proportionately allocated to CGUs or groups of CGUs based on the utilization of corporate resources.

CGUs, to which goodwill has been allocated, are tested for impairment at least annually and whenever there is an indication that the unit may be impaired. This testing is done by comparing the carrying amount of the unit, including the goodwill, with the recoverable amount of the unit. The recoverable amount of an asset or CGU is the greater of its value-in-use and its fair value less costs to sell.

To determine the value-in use, management estimates expected future cash flows from each CGU and determines a suitable discount rate in order to calculate the present value of those cash flows. The data used for impairment testing procedures are directly linked to the Company’s latest approved budget, adjusted as necessary to exclude the effects of future reorganizations and asset enhancements.  Discount factors are determined individually for each CGU and reflect their respective risk profiles as assessed by management.

Impairment losses for a CGU are first allocated to reduce the carrying amount of goodwill allocated to that CGU and the remainder is allocated to other assets of the unit on a pro rata basis. Goodwill impairment losses are not reversed.

When goodwill relates to a CGU but has not been allocated to that unit, the unit is tested for impairment whenever there is an indication that the unit may be impaired, by comparing the unit’s carrying amount, excluding any goodwill, with its recoverable amount, which is the higher of fair value less cost to sell and value-in-use.

4.11.2                                      Impairment of other non-financial assets

Non-financial assets with finite lives are tested for impairment when events or changes in circumstances indicate that their carrying amounts may not be recoverable.  In addition, non-financial assets that are not amortized are subject to an annual impairment assessment.  Any impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount within earnings of continuing or discontinued operations, as appropriate. The Company evaluates impairment losses for potential reversals, other than goodwill impairment, when events or changes in circumstances warrant such consideration.

4.12        Financial instruments

Financial assets and financial liabilities are recognized when the Company becomes a party to the contractual provisions of the financial instrument.

Financial assets are derecognized when the contractual rights to the cash flows from the financial asset expire, or when the financial asset and all substantial risks and rewards are transferred.

A financial liability is derecognized when it is extinguished, discharged, cancelled or expires.

Financial assets and financial liabilities are measured initially at fair value plus transaction costs, except for financial assets and financial liabilities carried at fair value through profit or loss, which are measured initially at fair value.

Financial assets and financial liabilities are measured subsequently as described below.

4.12.1                                      Financial assets

For the purpose of subsequent measurement, financial assets other than those designated and effective as hedging instruments are classified into the following categories upon initial recognition:

•                  Loans and receivables;

•                  Financial assets at fair value through profit or loss;

•                  Held to maturity investments; and

•                  Available-for-sale financial assets.

The category determines subsequent measurement and whether any resulting income and expense is recognized in net income or other comprehensive income.

All financial assets except for those at fair value through profit or loss are subject to review for impairment at least at each reporting date. Financial assets are impaired when there is any objective evidence that a financial asset or a group of financial assets is impaired.  Different criteria to determine impairment are applied for each category of financial assets, which are described below.

All income and expenses relating to financial assets that are recognized in the consolidated statements of income, except for impairment of trade receivables, are presented within other income or expense.

4.12.1.1                            Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial recognition these are measured at amortized cost using the effective interest method, less provision for impairment. Discounting is omitted where the effect of discounting is immaterial. The Company’s trade and other receivables fall into this category of financial instruments.

Individually significant receivables are considered for impairment when they are past due or when other objective evidence is received that a specific counterparty will default. Receivables that are not considered to be individually impaired are reviewed for impairment in groups, which are determined by reference to the industry and region of a counter party and other available features of shared credit risk characteristics. The percentage of the write down is then based on recent historical counterparty default rates for each identified group. Impairment of trade receivables are presented within selling, general & administrative expenses.

4.12.1.2                            Financial assets at fair value through profit and loss

Financial assets at fair value through profit or loss include financial assets that are either classified as held for trading (previously under Canadian GAAP) or that meet certain conditions and are designated at fair value through profit or loss upon initial recognition. All derivative financial instruments fall into this category, except for those designated and effective as hedging instruments, for which the hedge accounting requirements apply.

The Company may designate financial assets as fair value through profit or loss based on the nature and timing of when those financial assets may be settled. Financial assets which management holds the ability to settle in cash within the near term (1 year) are usually designated as fair value through profit or loss. Examples include, but are not limited to: cash, investments in short term money market funds, bankers’ acceptance notes and derivative instruments. Designating financial assets of this nature as fair value through profit or loss will significantly reduce recognition inconsistencies by capturing gains and losses in the period which they occurred.

Assets in this category are measured at fair value with gains or losses recognized in net income. The fair values of derivative financial instruments are determined by reference to active market transactions or using a valuation technique where no active market exists.

4.12.1.3                            Held-to-maturity investments

Held-to-maturity investments are non-derivative financial assets with fixed or determinable payments and fixed maturity other than loans and receivables. Investments are classified as held-to-maturity if the Company has the intention and ability to hold them until maturity. The Company currently does not have investments in this category.

Held-to-maturity investments are measured subsequently at amortized cost using the effective interest method. If there is objective evidence that the investment is impaired, determined by reference to external credit ratings, the financial asset is measured at the present value of estimated future cash flows. Any changes to the carrying amount of the investment, including impairment losses, are recognized in net income.

4.12.1.4                            Available-for-sale financial assets

Available-for-sale financial assets are non-derivative financial assets that are either designated to this category or do not qualify for inclusion in any of the other categories of financial assets. The Company’s available-for-sale financial assets include a 7% stake in Vive Crop Protection (“Vive”), nominal interest in Noventa Limited (“Noventa”) and a 19.5% stake in Atlantic Metals and Alloys, LLC (“Atlantic”).

The investment in Atlantic is measured at cost less any impairment charges, as its fair value cannot currently be estimated reliably. Impairment charges are recognized in net income.

All other available-for-sale financial assets are measured at fair value. Gains and losses are recognized in other comprehensive income and reported within the available-for-sale reserve within equity, except for impairment losses and foreign exchange differences on monetary assets, which are recognized in net income.  Once an investment in an equity instruments has been impaired, all subsequent losses are recognized in the consolidated statements of income until the asset is derecognized. Furthermore, when the asset is disposed of, the cumulative gain or loss recognized in other comprehensive income is reclassified from the equity reserve to the consolidated statements of income and presented as a reclassification adjustment within other comprehensive income. Interest calculated using the effective interest method and dividends are recognized in the consolidated statements of income within interest income or expense.

Reversals of impairment losses are recognized in other comprehensive income, except for financial assets that are debt securities which are recognized in net income only if the reversal can be objectively related to an event occurring after the impairment loss was recognized.

4.12.2                                      Financial liabilities

The Company’s financial liabilities include borrowings, trade and other payables.

Financial liabilities are measured subsequently at amortized cost using the effective interest method, except for financial liabilities held for trading or designated at fair value through profit or loss, that are carried subsequently at fair value with gains or losses recognized in net income.

All derivative financial instruments that are not designated and effective as hedging instruments are accounted for at fair value through the consolidated statements of income.

All interest-related charges and, if applicable, changes in an instrument’s fair value that are reported in the consolidated statements of income are included within Interest expense.

4.12.3                                      Compound financial instruments

Compound financial instruments are issued by the Company and consist of convertible debentures that can be converted to common shares at the option of the holder. The number of common shares to be issued by the Company does not vary with changes in the fair value of the common shares. The liability component of a compound financial instrument is recognized initially at fair value based on similar debentures that do not have a conversion option. The equity component of a compound financial instrument is recognized initially as the difference between the fair value of the compound financial instrument as a whole and the fair value of the liability component. Any directly attributable transaction costs are allocated to the liability and equity components in proportion to their initial carrying amounts.

Subsequent to initial recognition, the liability component of a compound financial instrument is measured at amortized cost using the effective interest method. The equity component of a compound financial instrument is not re-measured subsequent to initial recognition except on conversion or expiry.

Interest, gains and losses relating to the financial liability are recognized in earnings or loss.

4.13        Inventories

Inventories are stated at the lower of cost and net realizable value. Cost includes all expenses directly attributable to the manufacturing process as well as suitable portions of related production overheads, based on normal operating capacity. Costs of ordinarily interchangeable items are assigned using a weighted-average formula. Net realizable value is the estimated selling price in the ordinary course of business less any applicable selling expenses.  When the circumstances that previously caused inventories to be written down below cost no longer exist or when there is clear evidence of an increase in net realizable value because of changed economic circumstances, the amount of the write-down is reversed (i.e. the reversal is limited to the amount of the original write-down) so that the new carrying amount is the lower of the cost and the revised net realizable value.

4.14        Income taxes

The Company follows the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted or substantively enacted tax rates and laws that are expected to be in effect when the differences are expected to be realized or settled. The effect of a change in income tax rates on deferred income tax assets and liabilities is recognized in income in the period that the change occurs. A valuation allowance is provided to the extent that it is more likely than not that the deferred income tax asset will not be realized.

4.15        Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and demand deposits. Cash equivalents may also include bank notes, as well as short-term money market instruments with terms of maturity at the date of acquisition between three to twelve months, which can be immediately converted into cash upon acquisition.

4.16        Employee future benefits

The Company provides post employment benefits through defined benefit plans and defined contribution plans.

4.16.1                                      Defined benefit plan

The defined benefit plans sponsored by the Company defines the amount of pension benefit that an employee will receive on retirement by reference to length of service and final salary.

Pension and other post-retirement benefits earned by employees are actuarially determined on an annual basis by independent actuaries using the projected unit credit method and based on assumptions such as the expected return on plan assets, retirement ages of employees and expected health care trend rate. Fair value is used to value the plan assets for the purpose of calculating the expected return on plan assets. Actual results may differ from results which are estimated based on assumptions.  The vested portion of past service cost arising from plan amendments is recognized immediately in the consolidated statements of income. The unvested portion is amortized on a straight-line basis over the average remaining period until the benefits become vested.

The asset or liability recognized in the consolidated statements of financial position is the present value of the defined benefit obligation at the balance sheet date less the fair value of plan assets, together with adjustments for unrecognized actuarial gains or losses and past service costs. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid and that have terms to maturity approximating the terms of the related pension liability.

Actuarial gains and losses are recognized in other comprehensive income in the period incurred.

Liabilities and expenses for vested past service costs arising from plan amendments are recognized immediately and unvested past service costs are amortized on a straight-line basis over the vesting period.

4.16.2                                      Defined contribution benefits

A defined contribution plan is a pension plan under which the Company pays fixed contributions into an independent entity. The Company has no legal or constructive obligations to pay further contributions after its payment of the fixed contribution. Payments to defined contribution plans are expensed in the statements of comprehensive income in the period during which services are rendered by employees.

4.17        Share-based payment transactions

The fair value of equity-settled share-based payment plans is determined using the Black-Scholes model on grant date.  Measurement inputs include share price on measurement date, exercise price of the instrument, expected volatility, weighted average expected life of the instruments, expected dividends, expected forfeiture rate, and the risk-free interest rate. The impact of service and non-market vesting conditions are not taken into account in determining fair value.  The compensation expense of the equity-settled awards is recognized in the consolidated statements of income over the graded vesting period where the fair value of each tranche is recognized over its respective vesting period.

For cash-settled share-based payment plans, the compensation expense is determined based on the fair value of the liability incurred at each reporting date until the award is settled. The fair value of the liability is measured using the Black-Scholes model, taking into consideration the terms of conditions attached to each grant and the extent to which the employees have rendered service to date.

Awards that call for settlement in cash, including deferred share units and performance awards, are treated as liabilities. The measurement of the liability for these awards is based on the fair value of the award at the date of grant.  The value of these liabilities is re-measured at each reporting period based on the changes in the fair value of the awards. Changes in the Company’s liability subsequent to the grant of the award and prior to the settlement date, due to changes in the fair value of the award, are recorded to the consolidated statements of income in the year incurred. The payment amount is established as of the exercise date of the award.  For any forfeiture of the awards, the accrued compensation cost will be adjusted by decreasing compensation cost in the period of forfeiture.

4.18        Significant management judgment in applying accounting policies

The preparation of financial statements requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, revenue and expenses. Actual results could differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis.  Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Information about the significant judgments, estimates and assumptions that have the most significant effect on the recognition and measurement of assets, liabilities, income and expenses are discussed below.

4.18.1                                      Deferred tax assets

The assessment of the probability of future taxable income in which deferred tax assets can be utilized is based on the Company’s expectation of future profitability by legal entity adjusted for significant non-taxable income and expenses as well as limits to the use of loss carryforwards or other tax credits. If a positive forecast of taxable income indicates the probable future use of a deferred tax asset, it is usually recognized in full. Recognition of deferred tax assets that are subject to certain legal or economic limits or uncertainties is assessed individually by management based on the specific facts and circumstances.

4.18.2                                      Impairment

An impairment loss is recognized for the amount by which an asset’s or CGU’s carrying amount exceeds its recoverable amount, which is the higher of fair value less cost to sell and value-in-use. To determine the value-in use, management estimates expected future cash flows from each asset or CGU and determines a suitable interest rate in order to calculate the present value of those cash flows. In the process of measuring expected future cash flows management makes assumptions about future operating results. These assumptions relate to future events and circumstances. The actual results may vary, and may cause significant adjustments to the Company’s assets in future periods. In most cases, determining the applicable discount rate involves estimating the appropriate adjustment to market risk and the appropriate adjustment to asset-specific risk factors.

4.18.3                                      Business combinations

On initial recognition, the assets and liabilities of the acquired business are included in the consolidated statements of financial position at their fair values. In measuring fair value management uses estimates about future cash flows and discount rates, however, the actual results may vary. Any measurement changes from initial recognition would affect the measurement of goodwill.

4.18.4                                      Useful lives of depreciable assets

Management reviews the useful lives of depreciable assets at each reporting date. At December 31, 2011, management assessed that the useful lives represented the expected utility of the assets to the Company.

Regarding the rare metals recycling service offering of the Performance Materials division, the quality of raw material (“feed”) received from suppliers may vary and therefore may require additional effort to extract the necessary rare metal from the feed. As a result, additional strain put on the assets can vary with each production run and cause fixed asset components to become susceptible to obsolesce prior than the original estimate.

4.18.5                                      Inventories

Inventories are measured at the lower of cost and net realizable value. In estimating net realizable values, management takes into account the most reliable evidence available at the time the estimates are made. The Company’s core business is subject to changes in foreign policies and internationally accepted metal prices which may cause selling prices to change rapidly.

4.18.6                                      Defined benefit liability

Management estimates the defined benefit liability annually with the assistance of independent actuaries; however, the actual outcome may vary due to estimation uncertainties. The estimate of the defined benefit liability is based on estimated retirement ages, medical cost trends and mortality. It also takes into account the Company’s specific anticipation of future salary increases. Discount factors are determined based on matching the plan’s projected cash flow with the independent actuaries’ Discount Yield Curve. Estimation uncertainties exist particularly with regard to medical cost trends, which may vary significantly in future appraisals of the Company’s defined benefit obligations.

4.18.7                                      Fair value of financial instruments

Management uses valuation techniques in measuring the fair value of financial instruments, where active market quotes are not available. Details of the assumptions used are given in the notes regarding financial assets and liabilities. In applying the valuation techniques management makes use of market inputs, and uses estimates and assumptions that are, as far as possible, consistent with observable data that market participants would use in pricing the instrument. Where applicable data is not observable, management uses its best estimate about the assumptions that market participants would make. These estimates may vary from the actual prices that would be achieved in an arm’s length transaction at the reporting date.

4.18.8                                      Fair value of contingent consideration

Management measures contingent consideration at fair value at the time of the business combination. If the amount of contingent consideration changes as a result of a post-acquisition event (such as meeting an earnings target), the changed in consideration is recognized in profit or loss.  If new information about the fair value of the consideration at the acquisition date is subsequently discovered (rather than because of a post-acquisition event), then retrospective restatement is required.

NOTE 5                         RECENT ACCOUNTING PRONOUNCEMENTS

5.1 Accounting Pronouncements in 2010

IFRS 9 — Financial instruments

In November 2009, the International Accounting Standard Board (“IASB”) issued, and subsequently revised in October 2010, IFRS 9, “Financial Instruments.” IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value and requires a single impairment method to be used, replacing the multiple rules and impairment methods in IAS 39, “Financial Instruments: Recognition and Measurement.” The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. The standard also provides guidance on the classification and measurement of financial liabilities. IFRS 9 is to be applied retrospectively and is effective for annual periods beginning on or after January 1, 2015, with earlier application permitted.

5.2 Accounting Pronouncements in 2011

In May 2011, the IASB issued new standards IFRS 10, IFRS 11, IFRS 12, and IFRS 13 and revised IAS 27 and IAS 28.  Each of these standards has an effective date for annual periods beginning on or after January 1, 2013, with earlier application permitted so long as each of the other standards is also early adopted. However, entities are permitted to incorporate any of the disclosure requirements in IFRS 12 into their financial statements without early adopting IFRS 12 and the other standards. In December 2011, the IASB issued amendments to IFRS 7 and revised IAS 32. The new standards and the revisions are summarized as follows:

IFRS 7 — Financial instruments: disclosures

In December 2011, the IASB made amendments to IFRS 7, “Financial Instruments: Disclosures”. These amendments require disclosures to include information that will enable users of an entity’s financial statements to evaluate the effect or potential effect of netting arrangements, including rights of set-off associated with the entity’s recognized financial assets and recognized financial liabilities, on the entity’s financial position. These amendments are effective for annual periods beginning on or after January 1, 2013 and interim periods within those annual periods.

IFRS 10 — Consolidated financial statements

IFRS 10 replaces the guidance on control and consolidation in IAS 27, “Consolidated and Separate Financial Statements,” and SIC-12, “Consolidation — Special purpose entities,” by introducing a single consolidation model for all entities based on control, irrespective of the nature of the investee. Under IFRS 10, control is based on whether the investor has:

a)             Power over the investee;

b)             Exposure, or rights, to variable returns from its involvement with the investee; and

c)              The ability to use its power over the investee to affect the amount of the returns.

IFRS 11 — Joint arrangements

IFRS 11 replaces IAS 31, “Interest in joint ventures,” by classifying them as either joint operations or joint ventures. IFRS 11 also eliminates the existing policy choice of proportionate consolidation for jointly controlled entities.

IFRS 12 — Disclosure of interests in other entities

IFRS 12 requires enhanced disclosures about both consolidated and unconsolidated entities in which an entity has involvement, so that financial statement users are able to evaluate the nature, risks and financial effects associated with the entity’s interests in subsidiaries, associates, joint arrangements and unconsolidated entities. Thus, IFRS 12 sets out the required disclosures for entities reporting under the two new standards, IFRS 10 and IFRS 11 and replaces the disclosure requirements currently found in IAS 28, “Investments in associates.”

IFRS 13 — Fair value measurement

IFRS 13 provides a precise definition of fair value, a single source of fair value measurement and disclosure requirements for use across IFRS.

IAS 27 — Separate financial statements

The IASB amended IAS 27, “Separate Financial Statements,” by replacing the control provisions of IAS 27 with IFRS 10, leaving the provisions on separate financial statements almost unchanged.

IAS 28 — Investments in associates and joint ventures

The IASB amended IAS 28, “Investments in Associates and Joint Ventures,” to include the requirements for joint ventures, as well as associates, to be equity accounted following the issue of IFRS 11 mentioned above.

IAS 1 — Presentation of financial statements

In June 2011, the IASB issued amendments to IAS 1 focusing on how entities present items of other comprehensive income (“OCI”). The amendments require entities to present line items for OCI amounts by nature and to group items presented in OCI into two categories:

1.              Those that could subsequently be reclassified to profit or loss; and

2.              Those that will not be reclassified.

The amendments to IAS 1 are effective for annual periods beginning on or after July 1, 2012, with early adoption permitted.

IAS 19 — Employee benefits

In June 2011, the IASB issued an amendment to IAS 19 which makes significant changes to the recognition, measurement and disclosure requirements for employee benefits.  The revised standard requires immediate recognition of actuarial gains and losses in OCI, eliminating the corridor method that was previously available.  Retrospective application of this standard is effective for fiscal years beginning on or after January 1, 2013, with early application permitted.

IAS 32 — Financial instruments: presentation

In December 2011, the IASB issued the amendments to IAS 32. The amendments allow financial assets and liabilities to offset and the net amount reported in the balance sheet when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously. Retrospective application of these amendments is effective for fiscal years beginning on or after January 1, 2014.

The Company is currently assessing the impact of these standards on its consolidated financial statements.

NOTE 6                         BUSINESS COMBINATION

6.1 Gallium Compounds, LLC

On August 29, 2011, the Company, through its newly established entity, Gallium Holdings, LLC (“Gallium Holdings”), acquired an 80% interest in Gallium Compounds, LLC (“Gallium Compounds”). Gallium Compounds is located in Quapaw, Oklahoma and is specialized in refining and selling gallium metal and synthesizing and selling gallium tri-chloride, gallium oxide and other specialty compounds. The reason for the Company’s decision to acquire Gallium Compounds was to further provide a processing base for downstream value added gallium applications for its rare metals business. Under the terms of the asset purchase agreement, the Company paid $6.5 million in cash in addition to a potential earn-out payment which is dependent upon the quantity of gallium tri-chloride sold by the Company from the date of closing to the period ending December 31, 2014, to the former shareholders of Gallium Compounds. The maximum potential earn-out to the former shareholders of Gallium Compounds is $2.6 million.

Since the Company acquired the majority of voting control of Gallium Compounds, it is considered to be a subsidiary of the Company. As a result, 100% of Gallium Compounds’ assets and liabilities were consolidated with those of the Company effective August 29, 2011. In determining the purchase equation for the acquisition, the total fair value of Gallium Compounds’ non-cash net assets was used to determine the cost of purchase. All acquisition-related costs paid to third parties amounted to $0.2 million and were expensed as incurred in Selling, general and administrative expenses.

The total purchase price of $8.6 million is composed of $6.5 million in cash, and the fair value of the potential earn-out payment of $2.1 million. The preliminary allocation of the total purchase price of $8.6 million, subject to working capital adjustments, is shown below:

Working capital, including:
Accounts receivable	1,868
Inventories	489
Accounts payable and accrued charges	(1,445)
Property, plant and equipment	66
Non-controlling interest	(2,157)
Goodwill	9,809
Total	$8,630

The goodwill recognized from the acquisition reflects Gallium Compounds’ proprietary technology know-how for the production of gallium tri-chloride, which is a critical material used in the production of LEDs. The total amount of goodwill is expected to be deductible for tax purposes.  As at December 31, 2011, the Company has not finalized the total purchase price allocation.

The results of operations of Gallium Compound included in the consolidated statements of income of the Company from August 29, 2011 are as follows:

Since Acquisition Date to December 31, 2011
Revenue	$1,398

Net income	396

Pro forma information

The following unaudited pro forma consolidated results of operations, prepared in accordance with IFRS 3, have been prepared as if the Gallium Compounds acquisition had occurred at January 1, 2011. The unaudited pro forma consolidated financial statements information is not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected herein occurred on the dates indicated. Any potential synergies that may be realized and integration costs that may be incurred have been excluded from the unaudited pro forma financial statements information.

Certain adjustments have been reflected in these unaudited pro forma consolidated statements of income to illustrate the effects of acquisition accounting where the impact could be reasonably estimated. The adjustments were:

i)                 To remove the acquisition costs related to the acquisition of Gallium Compounds

ii)              To eliminate intercompany sales between Gallium Compounds and other entities of the Company

iii)           To tax effect all the above listed adjustments

Year ended
December 31, 2011
Revenue	$802,431
Net income attributable to equity holders of NEM	201,230
Net income attributable to non-controlling interest	9,391

6.2 Jiangyin Kidokoro Glass Manufacture Co., Ltd.

The Company, through its subsidiary JAMR, entered in an agreement with one of Performance Materials division’s Japanese customers, Kidokoro Kasei K.K. (“KK”), to establish a new joint venture, Jiangyin Kidokoro Glass Manufacture Co., Ltd. (“JKGM”). JKGM’s facility, located within the existing JAMR compound, produces a precursor for optical glass which will be sold in Japan and Europe. Under the terms of the joint venture agreement, both the Company and KK own 50% of the registered capital of JKGM. However, the Company was granted the right to appoint two out of three of the board of directors and two out of three of the business management body which oversees and manages the day-to-day business activities of JKGM. As a result, the Company was considered to have acquired the majority of voting control of JKGM, and JKGM was therefore considered a subsidiary of the Company and 100% of JKGM’s assets and liabilities were consolidated with those of the Company effective July 1, 2011, which is the commencement date of JKGM’s business operation.

6.3 Buss & Buss Spezialmetalle GmbH

On May 27, 2010, the Company completed its acquisition of 50% of the issued and outstanding shares plus voting control of Buss & Buss. Buss & Buss is a German limited liability company located in Sagard, Germany that specializes in the recycling and recovery of rare metals. Under the terms of the share purchase agreement, the Company paid $5.6 million (€4.5 million) in cash to one of two shareholders of Buss & Buss. The articles of association for Buss & Buss were also amended to grant the Company one additional vote on all Buss & Buss shareholder resolutions. Together with the purchased shares, the Company owns a majority of the voting rights attached to all of the issued and outstanding shares of Buss & Buss. It may acquire the balance of the shares of Buss & Buss in certain circumstances.

Since the Company acquired the majority of voting control, Buss & Buss is therefore considered to be a subsidiary of the Company. As a result, 100% of Buss & Buss’s assets and liabilities were consolidated with those of the Company effective May 28, 2010. In determining the purchase equation for the acquisition, the total fair value of Buss & Buss’s net assets was used to determine the cost of purchase.  All acquisition-related costs of $0.6 million paid to third parties were expensed as incurred in selling, general and administrative expenses.

The final allocation of the total purchase price of $5.6 million in cash is shown below:

Working capital, including:
Cash	$377
Accounts receivable	1,052
Inventories	1,409
Other current assets	27
Future income tax asset	214
Accounts payable and accrued charges	(1,168)
Property, plant and equipment	3,831
Patents and other intangible assets	5,252
Goodwill	3,367
Bank advances and other short-term debt	(1,294)
Derivative liability	(5,083)
Future income tax liability	(1,426)
Long-term debt due within one year	(307)
Long-term debt	(613)
Total	$5,638

NOTE 7                         SEASONALITY

Over the past several years, Magnequench volumes typically peak in the third quarter and declined slightly in the fourth quarter. This pattern is caused by an increased demand in base business prior to the Christmas season and to a lesser extent, by the October holiday shutdown in China with customers bringing shipments forward into September in anticipation of the shutdown.

NOTE 8                         ACCOUNTS RECEIVABLE

	December 31	December 31	January 1
	2011	2010	2010
Gross trade receivables	$62,720	$44,092	$31,092
Allowance for doubtful accounts	(188)	(207)	(407)
Trade receivables	62,532	43,885	30,685
Other receivable	3,391	8,150	5,510
Accounts receivable	$65,923	$52,035	$36,195

Reconciliation of allowance for doubtful accounts:

	December 31	December 31	January 1
	2011	2010	2010
Opening balance, January 1	$(207)	$(407)	$(407)
Amounts provided for	(62)	—	—
Amounts written off	81	—	—
Amounts recovered	—	200	—
Ending balance	$(188)	$(207)	$(407)

The table below illustrates the aging of accounts receivable which are past due:

	December 31	December 31	January 1
	2011	2010	2010
Less than three months	$10,997	$9,202	$7,850
More than three months but less than six months	67	—	103
More than six months but less than one year	46	104	136
More than one year	—	25	76
Total	$11,110	$9,331	$8,165

All of the Company’s accounts receivable are short-term. The net carrying value of accounts receivable is considered a reasonable approximation of fair value.  The Company reviews all amounts periodically for indicators of impairment and the amounts impaired have been provided for in the allowance for doubtful account.

The Company’s exposure to credit risks and impairment losses related to accounts receivable is disclosed in Note 28.

NOTE 9                         INVENTORIES

Inventories, stated at the lower of weighted-average cost or net realizable value, consist of the following:

	December 31	December 31	January 1
	2011	2010	2010
Raw materials	$106,289	$29,137	$13,463
Work-in-progress	41,976	23,091	11,952
Finished goods	123,356	34,590	22,990
Supplies	2,010	1,861	509
Total	$273,631	$88,679	$48,914

The cost of finished goods manufactured includes appropriate materials, labour and production overhead expenditure.

As of December 31, 2011, a total of $432.3 million of inventories was included in Cost of sales as an expense (December 31, 2010: $198.7 million). This includes an additional provision of $1.6 million for inventories during year 2011, bringing the total provision to $2.4 million as at December 31, 2011 (December 31, 2010: $0.8 million).

$0.3 million of previous write-downs was recognized as a reduction of expense for the year ended December 31, 2011 (2010 - nil). None of the inventories are pledged as securities for liabilities.

NOTE 10                  PROPERTY, PLANT AND EQUIPMENT

					Construction
					in Progress
	Prepaid Land		Building &	Machinery &	(net of
	Leases	Land	Improvements	Equipment	transfer)	Total
At January 1, 2011
Cost	$359	$514	$17,357	$80,955	$2,161	$101,346
Accumulated depreciation	(165)	—	(6,233)	(48,821)	—	(55,219)
Net book value	$194	$514	$11,124	$32,134	$2,161	$46,127

Opening net book value at January 1, 2011	$194	$514	$11,124	$32,134	$2,161	$46,127
Additions	—	—	2,504	11,641	5,722	19,867
Acquisition of Gallium	—	—	—	66	—	66
Compounds
Disposals	—	—	(9)	(737)	(5)	(751)
Other	—	—	8	(967)	925	(34)
Effect of foreign exchange	—	—	70	114	11	195
Depreciation	(31)	—	(1,162)	(5,790)	—	(6,983)
Closing net book value at December 31, 2011	$163	$514	$12,535	$36,461	$8,814	$58,487
Comprised of:
Cost	$359	$514	$19,369	$89,611	$8,814	$118,667
Accumulated depreciation	(196)	—	(6,834)	(53,150)	—	(60,180)

At January 1, 2010
Cost	$359	$336	$16,410	$77,187	$2,332	$96,624
Accumulated depreciation	(134)	—	(5,778)	(46,242)	—	(52,154)
Net book value	$225	$336	$10,632	$30,945	$2,332	$44,470

Opening net book value at January 1, 2010	$225	$336	$10,632	$30,945	$2,332	$44,470
Additions	—	—	520	6,827	(356)	6,991
Acquisition of Buss & Buss	—	205	473	3,153	—	3,831
Disposals	—	—	(6)	(377)	—	(383)
Other	—	(27)	616	(929)	185	(155)
Depreciation	(31)	—	(1,111)	(7,485)	—	(8,627)
Closing net book value at December 31, 2010	$194	$514	$11,124	$32,134	$2,161	$46,127
Comprised of:
Cost	$359	$514	$17,357	$80,955	$2,161	$101,346
Accumulated depreciation	(165)	—	(6,233)	(48,821)	—	(55,219)

NOTE 11               PATENTS AND OTHER INTANGIBLE ASSETS

The Company’s patents and other intangible assets consist primarily of patents, license agreements and Chinese land use rights. The following table illustrates the carrying amounts of the Company’s patents and other intangibles:

		License	Chinese land	Intellectual
	Patents(a)	agreements(d)	use rights(c)	Properties(b)	Total
Gross carrying amount
Balance — January 1, 2011	$47,920	$7,243	$1,129	$15,871	$72,163
Additions	169	804	—	—	973
Balance — December 31, 2011	$48,089	$8,047	$1,129	$15,871	$73,136

Amortization
Balance — January 1, 2011	$41,267	$7,243	$400	$8,098	$57,008
Amortization	1,865	—	30	1,453	3,348
Balance — December 31, 2011	$43,132	$7,243	$430	$9,551	$60,356

Net book value	$4,957	$804	$699	$6,320	$12,780

		License	Chinese land	Intellectual
	Patents(a)	agreements(d)	use rights(c)	Properties(b)	Total
Gross carrying amount
Balance — January 1, 2010	$47,920	$7,243	$1,129	$10,619	$66,911
Additions through business acquisition	—	—	—	5,252	5,252
Balance — December 31, 2010	$47,920	$7,243	$1,129	$15,871	$72,163

Amortization
Balance — January 1, 2010	$39,410	$7,091	$370	$6,922	$53,793
Amortization	1,857	152	30	1,176	3,215
Balance — December 31, 2010	$41,267	$7,243	$400	$8,098	$57,008

Net book value	$6,653	$—	$729	$7,773	$15,155

Overview of intangibles

(a)          On August 10, 2007, the Company reached an agreement with Hitachi Metals on an exclusive field of use license of Hitachi’s US Patent 5,645,651 (“651”). This basic patent, expiring in July 2014, covers the composition and key properties of matter for isotropic Rare Earth/Neodymium-Iron-Boron powders (“Neo powders”). The carrying amount of this patent as of December 31, 2011 is $4.9 million ($6.7 million as of December 31, 2010).

(b)         With the acquisition of Buss & Buss on May 27, 2010, the Company acquired customer relationships and technology that allows the recovery of rare metals at the highest purity grades. The customer relationships and technology are set to expire in May 2015, and May 2021, respectively. The carrying amount of these intangibles as of December 31, 2011 is $4.2 million ($4.9 million as of December 31, 2010).

During the 2005 merger of NEM (formerly AMR Technologies Inc.) and Magnequench, technical knowledge and quotas were identified as intangibles and are currently set to expire in August 2014. The technical knowledge and quotas have a carrying amount of $2.1 million as of December 31, 2011 ($2.9 million as of December 31, 2010).

On June 29, 2011, the Company acquired a portfolio of patents from a Japanese corporation, Seiko Epson Corporation, which provided the Company manufacturing methodologies related to alloy compositions for bonded magnets. The patents are set to expire between 2021 and 2023 and currently have a carrying amount of $0.1 million as of December 31, 2011.

(c)          The Company holds land use rights in China which enable the Company’s subsidiaries to utilize the land for a fixed period of time (50 years). The land use rights are set to expire between 2043 and 2054 and currently have a carrying amount of $0.7 million as of December 31, 2011 ($0.7 million as of December 31, 2010).

(d)         On September 30, 2011, the Company acquired a software license from a reseller, Illumiti, Inc., which grants the Company non-exclusive perpetual use of the SAP software at all of the Company’s sites worldwide. The SAP software is an enterprise resource planning system owned by SAP Canada Inc. The license is effective as of September 30, 2011 and shall continue in effect thereafter unless terminated by the Company or SAP Canada Inc. under certain circumstances. The carrying amount of the SAP software as of December 31, 2011 is $0.8 million.

NOTE 12                                             GOODWILL

	December 31	December 31	January 1
	2011	2010	2010
Opening balance — January 1	$48,198	$44,481	$44,481
Working capital adjustments	24	374	—
Acquired through business combination	9,809	3,343	—
Ending balance	$58,031	$48,198	$44,481

Goodwill is allocated to the following CGUs for the purpose of annual impairment testing:

	December 31	December 31	January 1
	2011	2010	2010
Magnequench division	$23,133	$23,133	$23,133
Performance Materials division	34,898	25,065	21,348
Total goodwill allocated	$58,031	$48,198	44,481

At the date of transition and the years ended December 31, 2010 and 2011, the Company performed goodwill impairment testing for both the Magnequench and Performance Materials divisions in accordance with its policy and based on conditions at that date.  The recoverable amounts of the CGUs were determined on the basis of value-in-use, covering a detailed cash flow forecast based on the five-year budget, the planning period, approved by management.  The forecasted cash flows are then discounted to calculate the present value of the cash flows expected to be derived from the CGUs under review.  This approach involves estimates and assumptions about revenue growth rates, operating margins, tax rates and discount rates.

	December 31	December 31	January 1
	2011	2010	2010
Magnequench
Revenue growth rate over planning period	10%	7%	8%
Revenue growth rate after end of planning period	3%	3%	3%
Discount rate	11%	15%	12%

Performance Materials
Revenue growth rate over planning period	12%	13%	17%
Revenue growth rate after end of planning period	5%	7%	7%
Discount rate	12%	16%	13%

1.               Revenue growth rate over planning period is determined based on management’s past experience in the industry.

2.               Revenue growth rate after end of planning period is determined based on management’s experience in the industry and future expected performance of the Company’s CGUs.

3.               Discount rate is assumed in order to calculate the present value of the projected cash flows of the CGUs. A first indication for appropriate asset-specific discount rate is the weighted average cost of capital (“WACC”) of the business. The WACC is adjusted to reflect the specific risk profile of the respective CGUs. The Company has derived the WACC for the Magnequench and Performance Materials units based on capital market data which involves separate analysis of the cost of equity and cost of debt, and taking into consideration the market risk premium related to each CGU.

The Company has applied a higher discount rate to CGUs with more volatile cash flows due to participation in competitive markets and unstable customer demand, and lower discount rate to CGUs with less volatile cash flows due to their market capitalization and maturity of the market they serve.

The impairment testing at December 31, 2011, December 31, 2010, and January 1, 2010 showed that no impairment existed in either the Magnequench or Performance Materials CGUs, respectively.

NOTE 13               INVESTMENT IN ASSOCIATES

The Company holds a 25% ownership interest in Ganzhou Keli Rare Earth New Material Co., Ltd. (“Keli”), a company which converts rare earth oxides into metals for use in Magnequench’s Neo Powders.

The Company also holds a 33% investment in Toda Magnequench Magnetic Materials Co. Ltd. (“TMT”), which produces rare earth magnetic compounds with Neo Powders supplied by Magnequench (Tianjin) Company Limited (“MQTJ”) in its normal course of business.

	Country of
	Incorporation or	Percentage Share
Name	Registration	Holdings
Ganzhou Keli Rare Earth New Material Co., Ltd	China	25%
Toda Magnequench Magnetic Materials Co. Ltd	China	33%

Aggregate financial information of equity accounted associates is provided below:

	December 31	December 31
	2011	2010
Total revenue	$178,056	$125,059
Share of revenue in associates	45,251	31,487
Net Income	19,424	5,105
Share of income in associates	5,001	1,278

	December 31	December 31	January 1
	2011	2010	2010
Current assets	$97,421	$50,707	$40,863
Non-current assets	8,100	7,463	6,090
Total assets of associates	105,521	$58,170	$46,953
Current liabilities	$53,362	$27,143	$22,758
Non-current liabilities	1,510	1,485	—
Total liabilities and non-controlling interests of associates	$54,872	$28,628	$22,758

Other associate disclosure:

	December 31	December 31
Share of income from:	2011	2010
Ganzhou Keli Rare Earth New Material Co., Ltd	$4,701	$1,269
Toda Magnequench Magnetic Materials Co. Ltd	300	9
Share of results in associates	$5,001	$1,278

Investments accounted for using the equity method

	December 31	December 31	January 1
	2011	2010	2010
Ganzhou Keli Rare Earth New Material Co., Ltd	$10,436	$5,735	$4,465
Toda Magnequench Magnetic Materials Co. Ltd	1,540	1,240	1,232
Total	$11,976	$6,975	$5,697

NOTE 14               INTERESTS IN JOINT VENTURES

In accordance with IAS 31, the Company accounts for its 50% interest in “Ingal Stade” using proportionate consolidation.  The following represents the Company’s 50% share of aggregate financial information related to the joint venture:

	December 31	December 31
	2011	2010
Revenue	$6,546	$4,168
Cost of sales	(5,854)	(3,737)
Gross profit	692	431
Selling, general and administrative expenses	142	151
Depreciation and amortization	—	—
Other expenses	122	26
Income before tax	428	254
Income tax expense	105	47
Proportionate share of income for the period	$323	$207

	December 31	December 31	January 1
	2011	2010	2010
Current assets	$3,160	$2,683	$2,508
Non-current assets	2,118	945	411
Proportionate share of total assets	$5,278	$3,628	$2,919
Current liabilities	$856	$1,247	$716
Non-current liabilities	3,817	2,099	2,128
Proportionate share of total liabilities	4,673	3,346	2,844
Total equity	605	282	75
Proportionate share of total liabilities and equity	$5,278	$3,628	$2,919

The Company has not incurred any contingent liabilities or other commitments relating to its joint venture.

NOTE 15              ACCOUNTS PAYABLE AND OTHER ACCRUED CHARGES

The Company’s accounts payable and other accrued charges are analyzed as follows:

	December 31	December 31	January 1
	2011	2010	2010
Trade accounts payables	$47,660	$24,493	$17,653
Accrued bonus and stock based compensation	23,900	19,058	9,512
Accrued professional fees	1,451	1,669	1,276
Other accrued charges	20,734	8,109	4,788
Accounts payable and other accrued charges	$93,745	$53,329	$33,229

NOTE 16              CATEGORIES OF FINANCIAL INSTRUMENTS

The carrying amounts presented in the consolidated statements of financial position relate to the following categories of assets and liabilities:

	December 31	December 31	January 1
Financial Assets	2011	2010	2010
Loans and Receivables
Trade receivables	$62,532	$43,885	$30,685
Other receivables	3,391	8,150	5,510
Loans receivable (Note 16.1)	11,807	—	—
	$77,730	$52,035	$36,195
Fair value through profit or loss
Cash and cash equivalents	$306,552	$74,549	$54,135
Money market T-bill funds	—	7,456	—
Bankers acceptance notes included in cash & cash equivalents	205	4,764	3,173
Forward Contract	83	—	—
	$306,840	$86,769	$57,308
Available for sale financial assets
Investments accounted for using cost method	1,414	1,914	—
Investments accounted for using fair value	1,618	2,664	500
	$3,032	$4,578	$500
	$387,602	$143,382	$94,003

	December 31	December 31	January 1
Financial Liabilities	2011	2010	2010
Designated as fair value through profit or loss
Put option issued to non-controlling interest of Buss & Buss (Derivative liability)	$8,325	$5,794	$—
Contingent consideration	8,257	—	—
	$16,582	$5,794	$—
Measured at amortized cost
Current:
Trade and other payables	$93,745	$53,329	$33,229
Borrowings	26,078	10,436	6,977
	119,823	63,765	40,206
Non-current:
Borrowings	198,020	519	—
	$317,843	$64,284	$40,206
	$334,425	$70,078	$40,206

16.1 Loans receivable

The balance in loans receivable represent loans to third parties facilitated by the Agriculture Bank of China. The loans to third parties bear an annual interest rate of 10.8% and expire on March 28, 2012 and March 29, 2012. Interest on the loans are payable on the 20th day of each month until the expiry date. The carrying amounts at the reporting date are $11.8 million (December 31, 2010: nil; January 1, 2010: nil).

16.2 Fair value through profit and loss financial assets

The fair value as at December 31, 2011 are $306.8 million (December 31, 2010: $86.8 million; January 1, 2010: $57.3 million).

On December 9, 2011, the Company entered into structured option known as target forward. A target forward is a synthetic forward where the call and put have the same strike price and expiry date but different notional amounts. Under the terms of the contract, the Company is obligated to sell U.S. dollars for Canadian dollars at a strike rate of Cdn$1.0375 per US$1.00 on March 15, 2012. If the spot exchange rate on the expiry date is equal to or lower than the strike rate, the Company will sell $4.75 million for Canadian dollars at the strike rate. However, if the spot rate is above the strike rate, the Company will sell $ 9.5 million for Canadian dollars at the strike rate. The strike price on a target forward at inception is more favourable than would be available for a regular market forward.

As at December 31, 2011, the Company recognized a derivative asset with a fair value of $0.1 million (December 31, 2010: nil; January 1, 2010: nil) in other current assets based on a spot rate of Canadian dollar to U.S. dollar of Cdn$1.0197 to US$1.00.

16.3 Available-for-sale financial assets

The Company’s available-for-sale financial assets include a 7% stake in Vive, nominal interest in Noventa and a 19.5% stake in Atlantic.  The carrying amounts of these financial assets, comprising investments using the fair value and cost method, are as follows:

	December 31	December 31	January 1
	2011	2010	2010
Investment in Atlantic	$1,414	$1,414	$—
Investment in Vive	888	500	500
Investment in Noventa	730	2,664	—
Carrying amounts	$3,032	$4,578	$500

The investment in Atlantic listed above, is a privately held enterprise that does not have a quoted market price. Since the fair value of this investment cannot be reliably determined, the investment is stated at cost less impairment charges.

Vive is not a publicly listed entity. The Company used independent third party valuation reports to adjust the investment to fair value at the end of the reporting period.

Noventa is a publicly listed company, thus, the investment’s carrying value is adjusted each reporting period to reflect changes in its fair value. As at December 31, 2011, due to evidence that supported an impairment of the Company’s investment in Noventa, the cumulative losses in accumulated other comprehensive income for the year have been transferred to other expense.

Currently, the Company has no intention to dispose of any of the investments listed above.

On October 10, 2011, the Company converted its original investment of 237,080 preference shares in Noventa into 2,531,380 new ordinary common shares. The conversion was calculated based on the preference shares being redeemed at their original issue and redemption price of $4.218 per share plus any accrued dividend up to and including December 21, 2011, and reinvested into new ordinary shares at the issue price of £0.25 British pound. A U.S. dollar to British pound exchange rate of US$1.62 to £1.00 was used in the redemption and reinvestment calculation.

On September 25, 2011, the Company converted its 250,000 debenture receivable (plus accrued interest) with Vive into 415,500 common shares at the issue price of Cdn$0.75 per share. Each common share issued is also granted one half warrant which enables the Company to purchase one additional common share at a strike price of Cdn$1.50 per share. The warrant can only be exercised at the lesser of (a) 24 months following the Closing of this financing; and (b) 21 days after written notice from the Company, which may only be given if the common shares are listed for trading on a recognized exchange and the weighted average of the common shares for a period of 30 trading days is Cdn$2.00 per share or more.

16.4 Contingent consideration

16.4.1    Recapture payout

As part of the acquisition of Recapture Metals Limited (“Recapture”), the Company entered into a Contingent Consideration Agreement (the “Agreement”) with the previous shareholders of Recapture. Pursuant to the Agreement, the Company agreed to pay the previous shareholders of Recapture a cash payout based on exceeding targeted financial thresholds generated by Recapture during the 2010, 2011, and 2012 calendar years.  If a change of control should occur in the aforementioned years, the Company is required to set aside Cdn$5.0 million in escrow account until a final determination is reached.

For the 2010 year, Recapture did not exceed the threshold as specified in the Agreement, and therefore, no liability was required in 2010.

Based on the actual results for the year ended December 31, 2011, Recapture exceeded the targeted thresholds set out in the Agreement, and therefore a liability of $6.5 million, representing the fair value of the contingent consideration, was recorded in other expense for the year ended December 31, 2011.

Contingent Recapture Payout
Fair value, January 1, 2011	$—
Change in fair value recorded in other expense	6,500
Fair value, December 31, 2011	$6,500

The contingent consideration has decreased as compared to the amount of $16.5 million reported in the Company’s third quarter interim report for the 9 months ended September 30, 2011, due to a change in estimates based on actual fourth quarter results.

16.4.2 Gallium Compounds payout

As part of the asset purchase agreement with Gallium Compounds, the Company agreed to pay the shareholders of Gallium Compounds a cash earn-out payment which is dependent upon the quantity of gallium tri-chloride sold by the Company from August 29, 2011 to the period ending December 31, 2014.

The Company has included $2.1 million as contingent consideration related to the earn-out payment, which represents its fair value at the acquisition date. As at December 31, 2011, the fair value of this contingent consideration was estimated to be $1.8 million. Management determined that there was no significant change in fair value from the acquisition date to December 31, 2011.

Contingent Gallium Compound
Payout
Fair value, at the date of acquisition	$2,129
Change in fair value recorded as a reduction in other expense	(372)
Fair value, December 31, 2011	$1,757

16.5 Derivative liability

The Company currently only has one significant derivative financial instrument which relates to the put option issued to the non-controlling interest of Buss & Buss. The derivative is measured at fair value.

Buss & Buss put option
Fair value, January 1, 2011	$5,794
Interest expense	2,531
Fair value, December 31, 2011	$8,325

The Buss & Buss put option is related to a share purchase agreement (“SPA”) between NMT Holding GmbH, a German subsidiary of the Company, and the shareholders of Buss & Buss entered into May 27, 2010. The SPA includes a call and a put option on shares of the remaining shareholder and his legal successors. If the call option is exercised by the Company, a premium is added to the consideration to purchase the underlying shares in Buss & Buss. If the put option is exercised by the remaining shareholder or his legal successors, a discount will reduce the cost basis of the securities sold to the Company. Although, the final amount of the put option is not known, the initial fair value of this obligation has been determined by a third party valuator based on information currently available. The liability is subsequently re-measured at each reporting period with the change in fair value recorded in net income.

16.6 Financial liabilities carried at amortized cost

Fair values of long-term financial liabilities have been determined by calculating their present values at the reporting date, using fixed effective market interest rates available to the Company. Management has considered the amortization period for Trade and other payables to be immaterial, and therefore has assumed fair value to equal amortized cost.

16.7 Financial assets and liabilities measured at fair value

The following table presents financial assets and liabilities measured at fair value in the consolidated statements of financial position in accordance with the fair value hierarchy. This hierarchy groups financial assets and liabilities into three levels based on the significance of inputs used in measuring the fair value of the financial assets and liabilities. The fair value hierarchy has the following levels:

•                                          Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;

•                                          Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

•                                          Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The level within which the financial asset or liability is classified is determined based on the lowest level of significant input to the fair value measurement. The financial assets and liabilities measured at fair value in the consolidated statements of financial position as at December 31, 2011 are grouped into the fair value hierarchy as follows:

	Level 1	Level 2	Level 3
Financial Assets:
Cash and cash equivalents	$306,552
Bankers acceptance notes included in cash and cash equivalents	205
Forward contracts		$83
Investment in Noventa	730
Investment in Vive			$888
Financial Liabilities:
Put option issued to non-controlling interest of Buss & Buss			8,325
Contingent consideration			8,257

The Company’s financial assets and liabilities classified in Level 3 uses valuation techniques based on significant inputs that are not based on observable market data. The financial instrument within this level can be reconciled from beginning to ending balances in Note 16.

Changing inputs to the Level 3 valuations to reasonably possible alternative assumptions would not significantly change amounts recognized in net income, total assets, total liabilities or total equity.

There have been no transfers in or out of Level 3 in the reporting periods included in these financial statements.

16.8 Long-term debt (convertible debentures)

On June 2, 2011, the Company completed a public offering (the “Offering”) of a $200 million principal amount of convertible subordinated unsecured debentures (“debentures”). The Offering was made through a syndicate of underwriters. An over-allotment option to purchase up to an additional $30 million principal amount of Debentures on the same terms and conditions was granted to the underwriters resulting in an additional $30 million being raised. The aggregate gross proceeds of $230 million, net of issuance costs of $8.6 million, will be used to fund potential future acquisitions and for general corporate purposes.

The debentures were issued at a price of $1,000 per debenture and will mature on December 31, 2017. The debentures carry a 5% coupon and are convertible at $13.80 per share. This represents a conversion rate of 72.4638 common shares for each $1,000 principal amount of debentures, which, on conversion, could result in the issuance of 16.7 million common shares.

Transaction costs related to underwriter fees of the debentures totaled $8.6 million, resulting in net proceeds of $221.4 million from the Offering.

The liability component of the debentures was determined to be $195.4 million on the date of issuance based on the fair value of similar debentures which do not have a conversion feature. Issuance costs related to the debentures were prorated between the equity and liability components.  The liability component of the debentures is recorded as long-term debt and measured at amortized cost using the effective interest method.  The equity component was determined to be $25.4 million, which is the residual of the net proceeds of the Offering and the initial carrying value of the liability component (including accrued issuance costs).  Interest expense of $9.0 million was recognized in earnings for the year ended December 31, 2011.

The movement in the liability component of the debentures for the year ended December 31, 2011 is as follows:

Convertible Debentures
Balance, January 1, 2011	—
Issuance of convertible debentures	$195,386
Accretion of convertible debentures issue cost	2,342
Balance, December 31, 2011	$197,728

16.9 Bank advances, short-term loan and debt

16.9.1   Chinese bank advances

As at December 31, 2011, the subsidiaries in China have borrowed, in aggregate, $11.8 million (Renminbi 75.0 million) (December 31, 2010 - $6.0 million, Renminbi 40.0 million; January 1, 2010 - $3.7 million, Renminbi 25.0 million) from domestic banks in the form of a number of term loans denominated in Renminbi. These loans will mature between April 2012 and July 2012. $0.8 million (Renminbi 5 million) of the outstanding loans have been paid subsequent to December 31, 2011. Some of these loans are collateralized by property, plant and equipment in China.  Overall, the Renminbi denominated Chinese bank advances have a weighted average interest rate of 6.80% (December 31, 2010 — 5.42%; January 1, 2010 — 5.13%). As of December 31, 2011, one of the Chinese subsidiaries has undrawn lines of credit of approximately $9.0 million (Renminbi 60.0 million).

As at December 31, 2011 and 2010, there was no U.S. dollar denominated facilities outstanding in China.

16.9.2 Japanese bank advances

As at December 31, 2011, a subsidiary in Japan has borrowed, in aggregate, $12.9 million (1 billion Yen) (December 31, 2010 - $3.1 million, 250 million Yen; January 1, 2010 - $2.7 million, 250 million Yen) from a domestic Japanese bank. These loans matured on January 31, 2012 and have been extended to March 30, 2012. They have a weighted average interest rate of 1.00%. These loans are part of an overall 1 billion Yen facility which will expire on July 31, 2013. There is no security on these loans but they are supported by a parent company guarantee.

16.9.3 German debt facility

On December 12, 2011, Buss & Buss extended an existing facility with a German bank for a $2.1 million (€1.5 million) revolving line of credit which can be drawn either in Euro or U.S. dollar. The interest rate for the facility is 5.71% for Euro credit line and 5.0% for U.S. dollar credit line. The bank is entitled to revise the interest rate if the three-month Euro Interbank Offered Rate (“Euribor”) average rate changes by more than 0.25%, up to a maximum of 0.1% plus the actual change in average rate. The bank is, however, obliged to lower the rate accordingly if the Euribor drops.

The security for the revolving line of credit includes a directly enforceable guarantee of the non-controlling partner of Buss & Buss amounting to $0.3 million (€0.25 million).

Based on financial results prepared in accordance with German GAAP, Buss & Buss is committed to meeting the following financial covenants: (i) a minimum equity rate of 30% and; (ii) net indebtedness no greater than 2.4 times EBITDA.

As at December 31, 2011, both financial covenants were satisfied.

16.9.4 German bank advances

As at December 31, 2011, Buss & Buss has borrowed in aggregate, $0.5 million (€0.4 million) from a German bank in the form of three term loans. These loans will mature between April 2012 and June 2017.  The repayment is based on fixed installments of quarterly or semi-annual payments.

The interest rate is 3.9% and 4.33% for two of the three loans. The interest for the remaining loan is calculated on basis of the Euribor rate plus 1%. The security for the loans includes two directly enforceable guarantees of the non-controlling partner of Buss & Buss amounting to $0.3 million (€0.25 million) as well as a lien on certain property, plant and equipment, and real estate.

Buss & Buss is committed to meet the following financial covenants, calculated based on financial results prepared in accordance with German GAAP: the equity rate needs to be a minimum of 30%, and the net indebtedness must not be greater than 2.4 times of EBITDA.

As at December 31, 2011, both financial covenants were satisfied.

NOTE 17              OPERATING SEGMENTS

A comparative breakdown of business segment information is as follows:

For the year ended December 31, 2011 and 2010:

	Magnequench		Performance Materials		Inter-segment elimination		Total for reportable segments		Corporate head office		Total
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
Revenues	$322,782	$172,584	$513,722	$184,002	$(36,459)	$(19,032)	$800,045	$337,554	$—	$—	$800,045	$337,554
Interest expense	(1,047)	(570)	(3,684)	(1,275)	—	—	(4,731)	(1,845)	(9,092)	(93)	(13,823)	(1,938)
Interest income	201	84	1,012	190	—	—	1,213	274	192	76	1,405	350
Depreciation and amortization	(5,159)	(6,948)	(4,273)	(3,956)	—	—	(9,432)	(10,904)	(899)	(938)	(10,331)	(11,842)
Stock-based compensation	(2,007)	(2,862)	(2,148)	(2,797)	—	—	(4,155)	(5,659)	(3,070)	(5,851)	(7,225)	(11,510)
Income (loss) before income taxes and equity income of affiliates	96,542	58,048	198,882	26,043	402	(276)	295,826	83,815	(36,258)	(11,692)	259,568	72,123
Equity income of affiliates affiliates	5,001	1,278	—	—	—	—	5,001	1,278	—	—	5,001	1,278
Capital expenditures	(6,987)	(2,706)	(12,648)	(4,247)	—	—	(19,635)	(6,953)	(232)	(38)	(19,867)	(6,991)

As at December 31, 2011

	December 31, 2011	December 31, 2010	January 1, 2010
Magnequench
Total Assets	$228,949	$132,006	$109,654
Investment in equity method associates	11,976	6,975	5,697
Total liabilities	73,128	37,704	26,607
Performance Materials
Total Assets	$441,192	$185,913	$127,282
Investment in equity method associates	—	—	—
Total liabilities	92,842	43,740	18,557
Total for reportable segments
Total Assets	$670,141	$317,919	$236,936
Investment in equity method associates	11,976	6,975	5,697
Total liabilities	165,970	81,444	45,164
Corporate head office
Total Assets	$180,320	$47,104	$27,304
Investment in equity method associates	—	—	—
Total liabilities	218,472	12,867	7,880
Total
Total Assets	$850,461	$365,023	$264,240
Investment in equity method associates	11,976	6,975	5,697
Total liabilities	384,442	94,311	53,044

The geographic distribution of the Company’s revenues based on the location of the customers, for the year ended December 31, 2011 and 2010, and the identifiable assets as at December 31, 2011, and December 31, 2010 are summarized as follows:

	Year ended December 31
Revenues	2011	2010
Asia:
China	$284,069	153,134
Japan	209,787	66,858
Thailand	25,470	22,418
Hong Kong	17,695	8,103
Singapore	380	328
North America	129,328	37,891
Europe	96,174	33,036
Other	37,142	15,786
Total	$800,045	$337,554

Revenues from one customer in the Magnequench division, a manufacturer and wholesaler of rare earth bonded magnets, accounts for $90 million of Company’s total revenues for the year ended December 31, 2011 (December 31, 2010: $36 million).

	December 31	December 31	January 1
Non-current assets	2011	2010	2010
China	$34,443	$25,033	$27,690
North America	99,118	71,124	63,873
Europe	18,887	16,409	3,135
Japan	4,895	1,751	954
Thailand	6,363	7,789	7,798
Barbados	5,176	7,084	8,693
Other Asia	3,279	1,876	1,794
Total	$172,161	$131,066	$113,937

NOTE 18              SUPPLEMENTAL CASH FLOW INFORMATION

Net change in non-cash working capital balances related to operations consists of the following:

	Year ended December 31
	2011	2010
Increase (decrease) in assets:
Accounts receivable	$(12,020)	$(15,000)
Inventories	(185,095)	(38,356)
Other assets	(13,780)	1,127
Increase (decrease) in liabilities:
Accounts payable and other accrued charges	25,247	5,042
Total net change	$(185,648)	$(47,187)

NOTE 19              INCOME TAX

19.1 Income Tax Expense

	For the year ended December 31
	2011	2010
Current tax expense
Current year	$73,915	$11,943
Adjustment from prior year	243	141
	74,158	12,084
Deferred tax expense
Origination and reversal of temporary differences	(12,826)	983
Recognition of previously unrecognized tax losses	(7,043)	(247)
	(19,869)	736
Total tax expense	$54,289	$12,820

19.2 Tax recognized directly in equity

	For the year ended December 31, 2011			For the year ended December 31, 2010
		Deferred			Deferred
		tax			tax
	Before tax	(charge) benefit	Net of tax	Before tax	(charge) benefit	Net of tax
Convertible	$25,389	$(6,461)	$18,928		—
Debenture				—		—

The recognition of tax directly in equity resulted in a release of valuation allowance which was recorded as a deferred tax recovery.

19.3 Tax recognized in other comprehensive income

	For the year ended December 31, 2011			For the year ended December 31, 2010
		Deferred tax			Deferred tax
		(charge)			(charge)
	Before tax	benefit	Net of tax	Before tax	benefit	Net of tax
Revaluation of financial assets available for sale, gain (loss)	$(1,989)	$282	$(1,707)	$1,662	$(237)	$1,425
Revaluation of pension liability, gain (loss)	(713)	301	(412)	(612)	157	(455)

The revaluation of the financial assets available for sale resulted in an increase to valuation allowance which was recorded as a deferred tax expense.

19.4 Reconciliation of effective tax rate

	For the year ended December 31
	2011	2010
Income from operations before taxes and equity income of associates	$259,568	$72,123
Income tax at Canadian statutory rate (2011 - 28.3%, 2010 - 31.0%)	73,328	22,358
Foreign subsidiary earnings exclusion and tax rate differences	(26,224)	(10,094)
Foreign withholding taxes	5,494	774
Current year permanent differences	4,950	591
Foreign exchange translation (losses) gains	140	(2,032)
Change in recognized deductible temporary differences	(3,891)	2,209
Change in income tax rates	280	686
Other	212	(1,672)
Income tax expense	$54,289	$12,820

19.5 Unrecognized deferred tax assets

Deferred tax assets have not been recognized in respect of the following items:

	December 31, 2011	December 31, 2010
Deductible temporary differences	$3,869	$3,971
Tax losses	18,658	22,393
	$22,527	$26,364

The Company has total non-capital losses of approximately $93 million available to reduce future taxable income of which $35 million were incurred in the United States. $18.7 million of the total deferred tax benefit of these losses has not been recognized. The balance of non-capital losses expires as follows:

2012	$1,448
2013	2,045
2014	976
2015	3,218
2016	1,507
Thereafter	83,567
Total	$92,761

In addition, the Company has net capital losses of $5 million which can only be applied against realized capital gains all of which were incurred in Canada and do not expire. The deferred tax benefit of these losses has not been recognized.

19.6 Unrecognized deferred tax liabilities

At December 31, 2011 taxable temporary differences of $315 million (2010: $71 million) related to the investment in subsidiaries were not recognized because the Company controls whether the liabilities will be incurred and is satisfied that they will not be incurred in the foreseeable future.

19.7 Recognized deferred tax assets and liabilities

Deferred tax assets and liabilities are attributable to the following:

	Assets			Liabilities
	As at	As at	As at	As at	As at	As at
	Dec. 31,	Dec. 31,	Jan. 1,	Dec. 31,	Dec. 31,	Jan. 1,
	2011	2010	2010	2011	2010	2010
Inventory	$24,338	$5,270	$1,427	—	—	—
Other current assets	—	31	39	(15)	—	(3)
Property, plant and equipment	1,060	1,215	942	(683)	(1,153)	(1,261)
Patents and intangibles	40	18	303	(2,032)	(1,876)	(703)
Accrued liabilities	3,454	1,793	494	—	—	—
Accrued pension and post-retirement benefits	973	681	478	—	—	—
Stock options	64	571	463	—	—	—
Loss carryforwards	2,150	3,010	7,404	—	—	—
Foreign subsidiary earnings, net of foreign tax credits	—	—	—	(16,820)	(11,022)	(9,097)
Deferred tax assets (liabilities)	32,079	12,589	11,550	(19,550)	(14,051)	(11,064)
Set off of tax	(4,779)	(3,396)	(6,531)	4,779	3,396	6,531
Net tax assets (liabilities)	$27,300	$9,193	$5,019	$(14,771)	$(10,655)	$(4,533)

NOTE 20              SHARE CAPITAL

The share capital of the Company consists only of fully paid common shares with no par value. All shares are equally eligible to receive dividends and the repayment of capital and represent one vote at the shareholders’ meeting of the Company.

The Company reserved shares for issue under the stock-based compensation plans. See Note 22 for details on the Company’s share-based compensation plans.

None of the Company’s shares are held by any subsidiary or associate.

	December 31	December 31
	2011	2010
Number of shares authorized for issue	Unlimited common shares	Unlimited common shares
Total shares issued and fully paid	115,157,382	119,790,748
Shares reserved for share-based compensation	5,605,436	6,024,680

Normal Course Issuer Bid (“NCIB”)

On June 2, 2010, NEM announced that the Toronto Stock Exchange (“Exchange”) had accepted a notice filed by the parent company of its intention to make a Normal Course Issuer Bid (“NCIB”). The notice provides that NEM may, during the 12 month period commencing June 4, 2010 and ending June 3, 2011, purchase on the Exchange up to 9,550,244 common shares in total, being approximately 10% of the public float (common shares not held by insiders and related parties).  All common shares purchased pursuant to the NCIB will be purchased for cancellation, and all such purchases will be made on the open market through the facilities of the Exchange. The price for any such shares will be the market price at the time of acquisition.

Subsequent to the expiration of the 2010 NCIB on June 3, 2011, the Company’s application for a new NCIB was accepted by the Exchange on August 15, 2011. Under this NCIB, the Company may, during the 12 month period commencing August 17, 2011 and ending August 16, 2012, purchase on the Exchange up to 10,486,320 common shares in total, being approximately 10% of the public float (common shares not held by insiders and related parties).

For the year ended December 31, 2011, NEM purchased for cancellation 5,042,300 common shares at an average price of $7.90 (Cdn$7.93) per common share for a total consideration of $39.8 million.  The share purchases were recorded as a reduction in the share capital balance equivalent to the average cost basis of the existing share capital. Since the cost to repurchase the shares was above their carrying value of $2.04 per share, an amount of $29.6 million paid above carrying value was first allocated to contributed surplus with any remaining portion allocated to retained earnings.

Subsequent to December 31, 2011, the Company repurchased for cancellation 21,800 of its outstanding shares for a total consideration of $0.2 million.

For the year ended December 31, 2010, the Company acquired 1,271,900 common shares for cancellation at an average price of $3.61 (Cdn$3.78) per common share for a total consideration of $4.6 million. Since the cost to repurchase the shares was above their carrying value of $2.04 per share, an amount of $2.0 million paid above carrying value was allocated to contributed surplus.

NOTE 21                          EARNINGS PER SHARE

21.1   Basic earnings per share

The calculation of basic earnings per share was based on net income attributable to equity holders of the Company for the year ended December 31, 2011 and 2010. The weighted average number of shares outstanding is calculated as follows:

	December 31	December 31
	2011	2010
Common shares issued at beginning of period	119,790,748	120,075,502
Shares issued on acquisition of a 19.5% stake in Atlantic Metals	—	119,403
Effect of share options exercised	281,108	112,357
Effect of shares repurchased	(1,183,436)	(577,687)
Weighted average number of common shares at end of period	118,888,420	119,729,575

21.2        Diluted earnings per share

The calculation of diluted earnings per share was based on net income attributable to equity holders of the Company, and a weighted average number of common shares outstanding after adjustment for the effects of all dilutive potential common shares calculated as follows:

	December 31	December 31
	2011	2010
Net income	$210,280	$60,581
Net income attributable to non-controlling interest	(9,323)	(1,779)
Net income attributable to equity holders of NEM — basic	$200,957	$58,802
Add: share-based compensation expense for the period that are related to SARs	271	—
Less: share-based compensation expense for the period assuming SARs are equity-settled share-based payments	(344)	—
Add: Interest expense for the period that are related to the liability component of the convertible debentures	9,019	—
Less: Tax effect of interest on convertible debentures	(2,295)
Net income attributable to equity holders of NEM — diluted	$207,608	$58,802

	December 31	December 31
	2011	2010
Weighted average number of common shares (basic)	118,888,420	119,729,575
Effect of stock options on issue	1,466,746	1,456,020
Effect of SARs as equity-settled options	772,904	—
Effect of conversion of convertible debentures	9,720,071	—
Weighted average number of common shares (diluted)	130,848,141	121,185,595

For the year ended December 31, 2011, all of the 2,333,551 stock options and 1,113,888 SARs outstanding were included in the computation of diluted earnings per share as their impact was dilutive.  For the corresponding period in 2010, 1,617,485 stock options outstanding were included in the computation of diluted earnings as their impact was dilutive.

NOTE 22               SHARE-BASED COMPENSATION

As at December 31, 2011, the Company has the following share-based compensation plans:

22.1        Stock option plan

The Company has a stock option plan through which options may be granted to directors, officers, employees and consultants for the purchase of common shares. Options are granted at the prevailing market prices on the last day of trading prior to the grant.  These options are exercisable for 5 to 10 years from the date of issue and can be exercised at any time within that period once vested, subject to the Company’s regularly scheduled blackout periods.  Some options vest immediately while others may vest at various periods of up to three years.  Any unexercised options will expire three months after the date a beneficiary ceases to be an employee, director, officer or consultant. On March 7, 2011, the cashless exercise feature, which entitles a beneficiary who is not a resident of Canada or the U.S. to receive a cash settlement upon exercise of the option, was no longer available due to the engagement of a service provider that gives option holders the ability to exercise their options through an online portal. Stock options which were previously granted with a cashless feature will be treated as regular stock options from March 7, 2011 onward. As a result of this modification, the related liabilities totaling $1.8 million have been transferred from Accounts payable and other accrued charges to Contributed surplus on March 7, 2011.

22.2        Performance Awards

The Company established a long-term incentive plan (“LTIP”) in 2006, under which the Company has granted performance awards to senior executives and senior employees.  The performance awards granted, which calls for the eventual settlement in cash, will only be vested at the end of the third year after the date of grant in their entirety. The cash payment on these awards is subject to both continued employment and achievement of pre-defined key performance indicators by the senior employees.

22.3        SARs

Under the LTIP, the stock options granted to senior executives were granted “in-tandem” with an identical grant of share appreciation rights (“SARs”), whereby the exercise of a SAR will result in the cancellation of the corresponding stock option and vice-versa. These SARs are exercisable for cash, which the Company is obligated to pay the holders on demand. The amount of cash payout is calculated based on the number of options exercised multiplied by the difference between the grant price of such options and the Company’s share price on payout date. SARs vest over three years and have total contractual life ranging from 5 years to 10 years.

22.4        Directors’ deferred share unit (“DDSU”)

Under the DDSU plan, the Compensation Committee determines, on an annual basis, the portion of the director’s annual remuneration to be paid in deferred share units. The DDSUs are fully vested upon issuance, and accumulate dividend equivalents in the form of additional units based on the dividends paid on the Company’s common shares, if any. The DDSUs are redeemable for cash only following termination of service on the Board of Directors. The value of the DDSUs, when converted to cash, will be equivalent to the market value of the Company’s common shares at the time the conversion takes place.

22.5        Share purchase plan

The Company had a loan pool, which was authorized to be used by officers to purchase shares, which is no longer active but has an outstanding balance. The Board of Directors will specify which officers are eligible to borrow under this plan and when advances can be made. The loans are full recourse repayable within 120 days following the date the officer ceases to be an employee of the Company. Any shares purchased are pledged to the Company as collateral for the loan and, if these shares are sold when there is a loan balance outstanding, the proceeds will first be used to repay the loan.

22.6        Share Based Compensation Summary

The number of share options and the weighted average exercise price for each share-based compensation plan are as follows:

	December 31, 2011		December 31, 2010
		Weighted-		Weighted-
		average		average
		exercise		exercise
	Number of	price	Number of	price
	Options	(Cdn$)	Options	(Cdn$)
Outstanding, beginning of period/year	2,616,238	2.14	3,737,551	1.99
Granted (including SARs)	1,250,445	7.55	195,200	4.50
Exercised (including SARs)	(419,244)	2.15	(1,170,180)	2.12
Cashless exercised	—	—	(146,333)	1.67
Outstanding, end of period/year	3,447,439	4.10	2,616,238	2.14
Exercisable, end of period/year	1,900,748	2.11	1,611,483	2.19

The weighted average share price at the date of exercise for share options exercised in 2011 was Cdn$7.80 per share (US$7.76 per share) compare to Cdn$6.61 per share in 2010 (US$6.49 per share).

	December 31	December 31
	2011	2010
Options Outstanding

Price range per option	Cdn$1.10 - $2.55	Cdn$1.10 - $2.55
Weighted-average remaining contractual life	5.25 years	6.16 years
Weighted-average exercise price	Cdn$1.63	Cdn$1.72
Number of options	1,737,275	2,146,209

Price range per option	Cdn$2.56 - $4.50	Cdn$2.56 - $4.50
Weighted-average remaining contractual life	4.47 years	5.44 years
Weighted-average exercise price	Cdn$4.06	Cdn$4.07
Number of options	459,719	470,029

Price range per option	Cdn$4.51 - $7.55	Cdn$4.51 - $7.55
Weighted-average remaining contractual life	4.21 years	—
Weighted-average exercise price	Cdn$7.55	—
Number of options	1,250,445	—

Options Exercisable

Price range per option	Cdn$1.10 - $2.55	Cdn$1.10 - $2.55
Weighted-average remaining contractual life	5.01 years	5.67 years
Weighted-average exercise price	Cdn$1.68	Cdn$1.89
Number of options	1,544,495	1,360,642

Price range per option	Cdn$2.56 - $4.50	Cdn$2.56 - $4.50
Weighted-average remaining contractual life	4.83year	5.75year
Weighted-average exercise price	Cdn$3.94	Cdn$3.85
Number of options	356,253	250,841

The grant date fair value of share options and all other share-based compensation plans was measured using the Black-Scholes option pricing model. Historical share price of the Company’s common shares is used to estimate expected volatility and government bond rates are used to estimate the risk free interest rate.  The following table illustrates the inputs used in the measurement of the grant date fair values of the stock options granted during the periods ended December 31, 2011 and 2010:

	December 31	December 31
	2011	2010
Weighted average fair value	Cdn$3.24	Cdn$1.78
Share price at grant date	Cdn$7.55	Cdn$4.50
Exercise price at grant date	Cdn$7.55	Cdn$4.50
Risk free interest rate	2.04%	1.90%
Expected life in years	3.5	2.5
Expected volatility	57.4%	62.6%
Forfeiture rate	—	—
Dividend yield	—	—

The following table shows the stock-based compensation expense recorded in the consolidated statements of income for the year ended December 31, 2011 and 2010:

	Year ended
	December 31
	2011	2010
Equity-settled share-based payment expenses	$1,812	$118
Cash-settled share-based payment expenses	5,413	11,392
Total	$7,225	$11,510

The following table shows the carrying amount and the intrinsic value of the stock-based compensation liabilities as at December 31, 2011 and 2010:

	December 31	December 31
	2011	2010
Total carrying amount of liabilities for cash-settled share-based payment plans	$17,033	$15,935
Total intrinsic value of liabilities for cash-settled share-based payment plans	$16,770	$15,561

NOTE 23               EMPLOYEE BENEFIT

23.1        Defined benefit pension plan and other post-retirement benefits

The Company had a defined benefit pension plan which covered all hourly employees employed as at September 30, 1995 and all hourly employees subsequently hired by the Company up to 2003, at the Company’s former manufacturing facility in Anderson, Indiana. A December 31 measurement date is used for the plan. The most recent actuarial valuation of the pension plans for funding purposes was as of January 1, 2012 and the next funding valuation will be as of January 1, 2013.

It is the Company’s policy to make contributions to this plan that meets the funding requirements of applicable laws and regulations, plus such additional amounts as deemed appropriate.  The Company paid $74,000 and $117,800 for the years ended December 31, 2011 and 2010, respectively. Investment policies for the plan are consistent with the Company’s investment philosophy to reduce exposure to equity market risks.  A pension asset investment committee meets periodically to review asset allocation percentages and investment goals. At December 31, 2011 and 2010 the U.S. plan’s assets consist of the following:

	2011	2010
Interest-bearing cash	3.6%	8.6%
Fixed income securities	72.6%	64.7%
Equities	23.8%	26.7%

The Company also provides postretirement medical and life insurance benefits to certain of its former employees from the Anderson, Indiana manufacturing facility. Measurement of the postretirement benefit obligation (“PBO”) at December 31, 2011 and 2010 was based on a weighted-average discount rate of 4.50% and 5.30%, respectively. The measurement date used for postretirement benefit plans is December 31.

The following table sets forth details of the Company’s components of periodic net benefit cost related to its U.S. pension and postretirement benefit plans for the years ended December 31, 2011 and 2010:

	Pension		Postretirement		Total
Components of net periodic pension & benefit costs	2011	2010	2011	2010	2011	2010
Interest cost	$384	$405	$13	$14	$397	$419
Expected return on plan assets	(334)	(343)	—	—	(334)	(343)
Plan amendments	—	—	—	—	—	—
Actuarial (gain) loss	—	—	—	—	—	—
Total expenses recognized in net income	50	62	13	14	63	76

Actuarial losses of $0.9 million and $0.4 million, net of tax, arising in 2011 and 2010 were recognized in other comprehensive income.

	2011	2010
Cumulative amount at January 1, 2011	$(455)	$—
Recognized during the year	(412)	(455)
Cumulative amount at December 31, 2011	$(867)	$(455)

The following table sets forth details of the Company’s changes in U.S. benefit obligation, plan assets and accrued pension and postretirement benefits as at December 31, 2011 and 2010:

	Pension		Postretirement		Total
Present value of defined benefit obligation	2011	2010	2011	2010	2011	2010
Benefit obligation at beginning of year	$7,518	$7,247	$261	$245	$7,779	$7,492
Current service cost	—	—	—	—	—	—
Interest cost	384	405	13	14	397	419
Actuarial loss (gain) recognized in equity	717	409	(16)	10	701	419
Benefits paid	(549)	(543)	(15)	(8)	(564)	(551)
Benefit obligation at end of year	$8,070	$7,518	$243	$261	$8,313	$7,779
Unfunded	$—	$—	$243	$261	$243	$261
Partly or wholly funded	$8,070	$7,518	$—	$—	$8,070	$7,518
Fair value of plan assets
Fair value of plan assets at beginning of year	$5,811	$5,929	—	—	5,811	5,929
Return on plan assets	165	307	—	—	165	307
Employer contribution	74	118	15	8	89	126
Benefits paid	(549)	(543)	(15)	(8)	(564)	(551)
Fair value of plan assets at end of year	$5,501	$5,811	$—	$—	$5,501	$5,811
Net defined benefit obligation	$2,569	$1,707	$243	$261	$2,812	$1,968

The following table sets forth significant actuarial assumptions used in measuring the Company’s pension and other benefit obligations and expense for the years ended December 31, 2011 and 2010:

	Pension	Pension	Other	Other
	benefit plans	benefit plans	benefit plans	benefit plans
	2011	2010	2011	2010
Assumptions for net periodic pension and benefit cost
Discount rate	5.30%	5.80%	5.30%	5.90%
Expected return on assets	6.00%	6.00%	6.00%	n/a
Rate of compensation increase*	—	—	—	—
Initial medical trend rate (pre65/post65)	—	—	9.90%/7.60%	10.60%/7.80%
Ultimate medical trend rate (pre65/post65)	—	—	4.50%/4.50%	4.50%/4.50%
Assumptions for year end disclosure
Discount rate	4.50%	5.30%	4.55%	5.30%
Rate of compensation increase*	—	—	—	—
Initial medical trend rate (pre65/post65)	—	—	9.30%/7.40%	9.90%/7.60%
Ultimate medical trend rate (pre65/post65)	—	—	4.50%/4.50%	4.50%/4.50%
Year ultimate rate reached (pre65/post65)	—	—	2028/2028	2028/2028
Effect of 1% increase in assumed health care cost trend rates
Total of service and interest cost components			$1	$1
Post-employment benefit obligation			$21	$24
Effect of 1% decrease in assumed health care cost trend rates
Total of service and interest cost components			$(1)	$(1)
Post-employment benefit obligation			$(18)	$(21)

* No assumption was made with regard to the rate of expected compensation increase as there are no new active service participants in the plan.

The expected rate of return on plan assets is based on a weighted average of expected returns of the various assets in the plan, and includes an analysis of historical returns and predictions about future returns.

The funded status of the defined benefit plans is as follows:

	2011	2010
Defined benefit obligation	$8,313	$7,779
Fair value of plan assets	5,501	5,811
Plan surplus (deficit)	(2,812)	(1,968)
Experience adjustments:
Plan assets	(170)	(36)
Plan liabilities	(716)	(419)

23.2        Defined contribution retirement benefits

The Company sponsors a defined contribution 401(k) retirement plan available to substantially all U.S. salaried employees and contributes up to 9% of salaried employees’ compensation to the plan. The Company’s contributions to the plan during the year ended December 31, 2011, and 2010 were approximately $154,500 and $136,000, respectively.  The Company has a similar defined contribution plan available to all Canadian salaried employees and contributes up to 5% of salaried employees’ base salary to the plan. The Company’s contribution to the plan during the year ended December 31, 2011, and 2010 were approximately $212,700 and $167,800, respectively.

NOTE 24               COMMITMENTS

24.1        Lease commitments

The Company’s future minimum lease payments are as follows:

		Greater than
	Less than 365	365 days to 5	More than 5
	days	years	years	Total
Future minimum lease payments	$2,159	$4,208	$1,355	$7,722

During the year ended December 31, 2011, the Company recognized $2.2 million of lease payments as expense for the rental of premises. There were no contingent rent payments or sublease payments made or received during the period ended December 31, 2011.

24.2        Purchase commitments

During the year ended December 31, 2011 the Company has entered into contracts with suppliers to purchase property, plant and equipment and raw materials. The future minimum purchase obligations at December 31, 2011 amount to $2.3 million. These commitments are expected to be settled in 2012.

24.3        Other

During the year ended December 31, 2003, Magnequench determined that because some of the magnets it made were used in military applications, it should (i) be registered with the U.S. Department of State’s Office of Defense Trade Controls (“State Department”) and the U. S. Department of Treasury’s Bureau of Alcohol, Tobacco and Firearms; and (ii) obtain licenses for imports and exports of magnets and technical data used in certain military applications. Magnequench appointed a compliance officer, implemented a compliance program, filed the appropriate registration forms and fees and submitted voluntary disclosure letters disclosing various past transactions that should have been licensed by those agencies. Magnequench has received letters from the State Department with respect to all the disclosures made during the year ended December 31, 2003 stating that no enforcement actions would be taken at that time. The State Department retains the right to reopen those matters in the future. In early 2004, Magnequench discovered some additional exports that had been made to Canada without the appropriate licenses. Magnequench voluntary made disclosures with respect to these shipments. To Magnequench’s knowledge, no response from the State Department has been received with respect to these disclosures. The Company sold its magnet production facilities in 2004.

NOTE 25               RELATED PARTY TRANSACTIONS

The Company’s related parties are its joint ventures, associates, pension plans, directors and executive members.

Unless otherwise stated, none of the transactions incorporate special terms and conditions and no guarantees were given or received. Outstanding balances are usually settled in cash.

25.1        Transactions with associates

On occasion, MQTJ will supply Neo Powders to TMT to produce rare earth magnetic compounds. MQTJ will then purchase these compounds back from TMT in its normal course of business.  Keli processes rare earth oxides into metals for inclusion in Magnequench’s Neo Powders.

For the year ended December 31, 2011, the Company purchased $6.2 million worth of compounds from TMT, and purchased metals and received services from Keli amounting to $70.1 million (year ended December 31, 2010: $2.6 million from TMT and $38.7 million from Keli). During the year ended December 31, 2011, the Company sold Neo Powders and performed services, respectively, amounting to $4.9 million to TMT and $2.1 million to Keli (year ended December 31, 2010: $1.9 million to TMT and $0.2 million to Keli).

25.2        Transactions with joint venture

Ingal Stade sells gallium to the Company’s facilities located in Canada and the U.S.

For the year ended December 31, 2011, the Company purchased $6.7 million of gallium metal from Ingal Stade (year ended December 31, 2010: $4.0 million).

Transactions between the Company and its related parties are summarized in the table below:

	For the year ended December 31
	2011	2010
Sale of goods and services to related parties	$7,076	$2,143
Purchase of goods and services from related parties	83,068	45,295

	December 31, 2011	December 31, 2010
Trade balances owed:
By associates	$218	$247
By joint ventures	56	—
To associates	(21,950)	(452)
To joint ventures	(768)	—
Total	$(22,444)	$(205)

NOTE 26               DIRECTORS AND KEY MANAGEMENT COMPENSATION

Aggregate compensation for key management, being the directors and members of the Executive Committee, was as follows:

For the year ended

December 31, 2011

	Short-term	Post -
	employee	employment	Other long-	Termination	Share-based
	benefits	benefits	term benefits	benefits	payment
Directors	553	—	393	—	—
Key Executive
Members	4,248	65	994	—	4,725
Total	4,801	65	1,387	—	4,725

For the year ended

December 31, 2010

	Short-term	Post -
	employee	employment	Other long-	Termination	Share-based
	benefits	benefits	term benefits	benefits	payment
Directors	421	—	401	—	96
Key Executive
Members	2,536	57	364	—	2,994
Total	2,957	57	765	—	3,090

As of December 31, 2011, a total of $0.2 million related to loans provided to related parties are outstanding. Constantine E. Karayannopoulos and Geoffrey R. Bedford each have outstanding loans payable to the Company in the amount of $0.1 million.

NOTE 27               SALARIES EXPENSE

The employee salaries expense included in cost of sales, selling, general and administrative, research and development expenses are $23.3 million and $18.5 million for years ended December 31, 2011 and 2010, respectively.

NOTE 28               FINANCIAL RISK MANAGEMENT

In the normal course of operations, the Company is exposed to a number of different financial risks. These risk factors include market risks such as foreign exchange risk, interest rate risk, other price risk, as well as credit risk and liquidity risk.

28.1        Market risk

Market risk is the risk that changes in market price, such as foreign exchange rates, equity prices and interest rates will affect the Company’s net earnings or the value of financial instruments. The objective of market risk management is to mitigate exposures within acceptable limits, while maximizing returns.

28.2        Foreign currency exchange risk

Foreign currency exchange risk refers to the fluctuation of financial commitments, assets,

liabilities, income or cash flow due to changes in foreign exchange (“FX”) rates. The Company conducts business transactions and owns assets in multiple countries; as a result, the Company is subject to fluctuations in respect of the currencies in which it operates. The Company’s income is exposed to FX risk largely in the following ways:

•                  Translation of foreign currency denominated revenues and expenses into U.S. dollars, the currency in which the Company reports in – When the foreign currency changes in relation to the U.S. dollar, income reported in U.S. dollars will change. The impact of weakening foreign currency in relation to the U.S. dollar for foreign currency denominated revenues and expenses will result in higher net income because the Company has more foreign currency based expenses than revenues.

•                  Translation of foreign currency denominated debt and other monetary items – A weakening foreign currency in respect of the Company’s foreign currency denominated debt will decrease the debt in U.S. dollar terms and generate a FX gain on bank advances and other short-term debt, which is recorded in income. The Company calculates FX on the short-term debt using the difference in FX rates at the beginning and at the end of each reporting period. Other foreign currency denominated monetary items will also be impacted by changes in FX rates.

The following table summarizes in U.S. dollar equivalents the Company’s major currency exposures as of December 31, 2011:

		Chinese	Canadian
	Japanese Yen	Renminbi	Dollar	Euro	Baht
Cash and cash equivalents	$11,615	$110,802	$21,169	$619	$1,485
Accounts receivable	10,729	21,669	609	3,268	625
Loan receivable	—	11,807	—	—	—
Bank advances and other short-term debt	(12,920)	(11,956)	—	(980)	—
Accounts payable and accrued liabilities	(637)	(52,758)	(17,314)	(5,291)	(562)
Income tax payable	(1,308)	(9,157)	—	(1,348)	(6)
Net financial assets (liabilities)	$7,479	$70,407	$4,464	$(3,732)	$1,542

The following table shows the impact of a one-percentage point strengthening or weakening of foreign currencies against the U.S. dollar as of December 31, 2011 for the Company’s financial instruments denominated in non-functional currencies:

	Japanese Yen	Chinese Renminbi	Canadian Dollar	Euro	Baht
1% Strengthening
Net earnings before tax	$75	$704	$45	$(37)	$15
1% Weakening
Net earnings before tax	(75)	(704)	(45)	37	(15)

Occasionally, the Company will enter into short-term foreign exchange forward contracts to sell U.S. dollars in exchange for Canadian dollars. These contracts will effectively hedge a portion of ongoing foreign exchange risk on the Company’s cash flows as much of its non-U.S. dollar expenses outside of China are incurred in Canadian dollars.

28.3        Foreign currency forward contracts

On December 9, 2011, the Company entered into structured option known as target forward. A target forward is a synthetic forward where the call and put have the same strike price and expiry date but different notional amounts. Under the terms of the contract, the Company is obligated to sell U.S. dollars for Canadian dollars at a strike rate of Cdn$1.0375 per US$1.00 on March 15, 2012. If the spot exchange rate on the expiry date is equal to or lower than the strike rate, the Company will sell $4.75 million for Canadian dollars at the strike rate. However, if the spot rate is above the strike rate, the Company will sell $9.5 million for Canadian dollars at the strike rate. The strike price on a target forward at inception is more favourable than would be available for a regular market forward.

As at December 31, 2011, the Company recognized a derivative asset with a fair value of $0.1 million in other current assets based on a spot rate of Canadian dollar to U.S. dollar of Cdn$1.0197 to US$1.00.

28.4        Interest rate risk

This refers to the risk that future cash flows will fluctuate as a result of changes in market interest rates. The Company is exposed to interest rate fluctuations on its revolving line of credit which bear a floating rate of interest.

As at December 31, 2011, the Company has no outstanding interest rate swap contracts.

28.5        Share-based compensation risk

This risk refers to the probability of increased compensation expense due to the increase in the parent company’s share price.

The Company’s compensation expense is subject to volatility due to the movement of share price and its impact on the value of certain management and employee stock-based compensation programs. These programs, as described in Note 20 include stock options, SARs, performance awards and DDSUs. For the year ended December 31, 2011, a strengthening or weakening of Cdn$1.00 in the price of the parent company’s common shares would have had an unfavourable or favourable impact of $2.5 million in net income before tax, respectively, subject to relative vesting and amortization periods.

28.6        Credit risk

Credit risk refers to the possibility that a customer or counterparty will fail to fulfill its obligations under a contract and as a result, create a financial loss for the Company. The Company has a credit policy that defines standard credit practice.  This policy dictates that all new customer accounts are reviewed prior to approval, and establishes the maximum amount of credit exposure per customer.  Credit worthiness and financial well-being of the customer is monitored on an ongoing basis.

The Company establishes an allowance for doubtful accounts as determined by management based on their assessment of collection, therefore, the carrying amount of accounts receivable generally represents the maximum credit exposure. As at December 31, 2011, the Company has allowance for doubtful accounts of $0.2 million (December 31, 2010: $0.2 million; January 1, 2010: $0.4 million). The provision for doubtful accounts, if any, is included in Selling, general and administrative expenses in the consolidated statements of income, and is net of any recoveries that were provided for in prior periods.

Counterparties to financial instruments may expose the Company to credit losses in the event of non-performance. Counterparties for derivative and cash transactions are limited to high credit quality financial institutions, which are monitored on an ongoing basis.  Counterparty credit assessments are based on the financial health of the institutions and their credit ratings from external agencies. As at December 31, 2011, the Company does not anticipate non-performance that would materially impact the Company’s financial statements.

28.7        Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due.  The Company manages liquidity risk through the management of its capital structure, as outlined in Note 29. It also manages liquidity risk by continuously monitoring actual and projected cash flows, taking into account the Company’s sales and receipts and matching the maturity profile of financial assets and liabilities. The Board of Directors reviews and approves the Company’s annual operating and capital budgets, as well as any material transactions out of the ordinary course of business, including proposals on acquisitions and other major investments.

The following table reflects the contractual maturity of the Company’s financial liabilities as at December 31, 2011:

Financial liabilities	1 year	2-3 years	4-5 years	Beyond 5 years	Total
Bank advances and other short-term debt*	$26,231	$—	$—	$—	$26,231
Long-term debt*	11,726	23,139	23,134	241,533	299,532
Contingent consideration***	7,022	1,235	—	—	8,257
Accounts payable & other accrued charges	93,745	—	—	—	93,745
Other liabilities**	9,825	1,750	—	—	11,575
Total	$148,549	$26,124	$23,134	$241,533	$439,340

*                 Includes related interest obligation in the aggregate of $69.4 million

**          Includes agreement with Hitachi Metals (at gross amount), as well as the fair value of the put option on shares of the remaining shareholder of Buss & Buss

***   Includes estimated earn-out obligations to

(a)          former shareholders of Recapture Metals business, calculated in accordance with the Contingent Consideration Agreement; and

(b)         shareholders of Gallium Compounds, calculated in accordance with the Asset Purchase Agreement

NOTE 29               CAPITAL DISCLOSURES

The Company’s objectives when managing its capital are:

•                  to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future growth of the business, both internally and by acquisition;

•                  to provide an adequate return to its shareholders;

•                  to manage capital in a manner that will maintain compliance with its financial covenants.

The Company defines its capital as follows:

•                  shareholders’ equity;

•                  non-controlling interests;

•                  bank advances and other short-term debt; and

•                  long-term debt

The Company manages its capital structure and makes adjustments to it in accordance with the aforementioned objectives, as well as in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust its capital structure, the Company has purchased shares for cancellation pursuant to NCIB. As well, the Company may issue new shares and/or new debt to replace existing debt. There are no assurances that these initiatives will be carried out.

In the management of capital, the Company has established quantitative return on capital criteria, and year-over-year sustainable earnings growth targets for the Company’s divisions.  These targets are monitored and reviewed on a quarterly basis by using a number of key financial metrics, including:

•                  return on capital employed (“ROCE”): operating income divided by average capital employed — ROCE is a key measurement of financial performance, focusing on cash and the efficient use of capital;

•                  net debt to capitalization, is net debt (the sum of long-term debt including the current portion and bank advances, less cash), divided by the sum of net debt, shareholders’ equity and non-controlling interests.

Both of these metrics have no standardized meanings prescribed by IFRS and, therefore, are unlikely to be comparable to similar measures of other companies.

NOTE 30               TRANSITION TO IFRS

These consolidated financial statements are the Company’s first consolidated financial statements prepared in accordance with IFRS. The Company has adopted IFRS 1, First-time Adoption of International Financial Reporting Standards, and the first date at which IFRS was applied was January 1, 2010 (“Transition Date”).

In preparing these first IFRS consolidated financial statements, the Company has adjusted amounts reported previously in financial statements prepared in accordance with Canadian GAAP.  The effects of the transition to IFRS on the Company’s financial position, total comprehensive income, equity and reported cash flows are set out in the following tables and the notes that accompany the tables.

The following are the IFRS 1 elections adopted by the Company on Transition Date:

•                  Business combinations: The Company has elected not to apply IFRS 3 Business Combinations retrospectively to business combinations that occurred before January 1, 2010 and such business combinations have not been restated.

•                  Employee benefits: The Company has elected to recognize all cumulative actuarial gains and losses that existed at the date of transition in opening retained earnings for all of its employee benefit plans.

•                  Share-based payments:  The Company has elected not to retrospectively apply IFRS 2 Share-based Payments to all share-based payment transactions at the date of transition. IFRS 2 will only be applied to equity-settled options which are granted on or after November 7, 2002 that have not vested at the date of transition and all cash-settled options outstanding on January 1, 2010.

•                  Property, Plant and Equipment — The Company has elected not to revalue each class of property plant and equipment upon transition.  The Company has applied IAS 16 Property, Plant and Equipment retrospectively to determine the carrying value of property, plant and equipment on the transition date.

The following table represents the reconciliation of equity from Canadian GAAP to IFRS at the date of transition, and at December 31, 2010:

		January 1, 2010				December 31, 2010
			Effect
			of
			Transition				Effect of
		Canadian	to	Reclassification		Canadian	Transition	Reclassification
	Note	GAAP	IFRS	(f)	IFRS	GAAP	to IFRS	(f)	IFRS
ASSETS
Current
Cash and cash equivalent		57,308	—	—	57,308	86,769	—	—	86,769
Accounts receivable		36,195	—	—	36,195	52,035	—	—	52,035
Inventories		48,914	—	—	48,914	88,679	—	—	88,679
Future income tax asset	e	2,536	—	(2,536)	—	3,902	—	(3,902)	—
Other current assets		7,886	—	—	7,886	6,474	—	—	6,474
Total current assets		152,839	—	(2,536)	150,303	237,859	—	(3,902)	233,957
Property, plant and equipment	a	44,755	(285)	—	44,470	46,574	(447)	—	46,127
Patents and other intangible assets		13,118	—	—	13,118	15,155		—	15,155
Deferred tax asset	e	—	2,483	2,536	5,019	—	5,291	3,902	9,193
Pension benefit asset	b	3,780	(3,780)	—	—	3,661	(3,661)	—	—
Goodwill	d	44,481	—	—	44,481	48,752	(554)	—	48,198
Investment in associates		—	—	5,697	5,697	—	—	6,975	6,975
Other long-term assets	d	6,849	—	(5,697)	1,152	12,393	—	(6,975)	5,418
Total assets		265,822	(1,582)	—	264,240	364,394	629	—	365,023

		January 1, 2010				December 31, 2010
			Effect of				Effect of
		Canadian	transition			Canadian	transition
	Note	GAAP	to IFRS	Reclassification (f)	IFRS	GAAP	to IFRS	Reclassification (f)	IFRS
LIABILITIES AND EQUITY
Current
Bank advances and other short-term debt		6,977	—	—	6,977	10,171	—	—	10,171
Accounts payable and other accrued charges	c	34,397	1,128	(2,296)	33,229	61,046	859	(8,576)	53,329
Income tax payable		—	—	2,296	2,296	—	—	8,576	8,576
Long-term debt due within one year		—	—	—	—	265	—	—	265
Total current liabilities		41,374	1,128	—	42,502	71,482	859	—	72,341
Long-term debt		—	—	—	—	519	—	—	519
Deferred tax liabilities	e	4,533	—	—	4,533	10,655	—	—	10,655
Pension benefit liabilities	b	493	1,070	—	1,563	488	1,480	—	1,968
Derivative liability		—	—	—	—	—	—	5,794	5,794
Other long-term liabilities		4,446	—	—	4,446	8,828	—	(5,794)	3,034
Total liabilities		50,846	2,198	—	53,044	91,972	2,339	—	94,311
Non-controlling interest		1,666	—	—	1,666	3,445	—	—	3,445
Share capital		244,879	—	—	244,879	244,912	—	—	244,912
Contributed surplus	c	7,301	(61)	—	7,240	5,155	(56)	—	5,099

Retained earnings (deficit)	a,b, c,d,e	(38,574)	(3,719)	—	(42,293)	17,708	(1,199)	—	16,509

Accumulated other comprehensive income		—	—	—	—	1,425	(455)	—	970
Shareholders’ loan		(296)	—	—	(296)	(223)	—	—	(223)
Total liabilities and equity		265,822	(1,582)	—	264,240	364,394	629	—	365,023

The following table summarizes the effect of IFRS transition on retained earnings:

		January 1	December 31
	Note	2010	2010
Depreciation of property, plant and equipment	a	$(285)	$(447)
Employee benefit plans	b	(4,850)	(4,684)
Share-based payments	c	(1,067)	(805)
Business combinations	d	—	(554)
Income taxes	e	2,483	5,291
Total effect on retained earnings		$(3,719)	$(1,199)

The following table summarizes the reconciliations of net income:

		Year ended December 31, 2010
			Effect of
		Canadian	transition	Reclassification
	Note	GAAP	to IFRS	(f)	IFRS
Revenues		$337,554	$—	$—	$337,554
Cost of sales:
Costs excluding depreciation and amortization		198,659	—	—	198,659
Depreciation and Amortization	a	8,280	162	—	8,442
Gross profit		130,615	(162)	—	130,453

Expenses
Selling, general and administrative	b, d	31,374	388	—	31,762
Stock-based compensation	c	11,772	(262)	—	11,510
Depreciation and amortization		3,400	—	—	3,400
Research and development		11,141	—	—	11,141
		57,687	126	—	57,813
Operating income		72,928	(288)	—	72,640
Other expense (income)		107	—	—	107
Interest expense, long-term debt		15	—	—	15
Interest expense, other		1,573	—	350	1,923
Interest income		—	—	(350)	(350)
Foreign exchange gain		(1,178)	—	—	(1,178)
Income from operations before income taxes and equity income of associates		72,411	(288)	—	72,123
Income taxes	e	15,628	(2,808)	—	12,820
Income from operations before equity income of associates		56,783	2,520	—	59,303
Equity income of associates (net of income tax)		1,278	—	—	1,278
Non-controlling interest in earnings of subsidiaries		(1,779)	—	1,779	—
Net income		56,282	2,520	1,779	60,581
Attributable to:
Equity holders of NEM		56,282	2,520	—	58,802
Non-controlling interest in earnings of subsidiaries		—	—	1,779	1,779
		$56,282	$2,520	$1,779	$60,581
Net income per share, basic		$0.47	0.02	—	$0.49
Net income per share, diluted		$0.46	0.03	—	$0.49
Weighted average number of shares outstanding, basic		119,729,575	—	—	119,729,575
Weighted average number of shares outstanding, diluted	g	121,185,595	—	—	121,185,595

The following table summarizes the reconciliations of total comprehensive income:

		December 31, 2010
			Effect of
		Canadian	transition
	Note	GAAP	to IFRS	IFRS
Net income for the period		56,282	4,299	60,581
Change in fair value of available-for-sale securities, net of tax of $237		1,425	—	1,425
Cumulative actuarial loss	b	—	(455)	(455)
Comprehensive income for the period		57,707	3,844	61,551
Attributable to non-controlling interest		—	1,779	1,779
Attributable to equity holders of Neo Material Technologies Inc.		—	59,772	59,772
		$—	$61,551	$61,551

The following are the notes to the reconciliations:

a.               Property, plant and equipment: Under IFRS, when parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate components of property, plant and equipment, but there are no such requirements under Canadian GAAP. The effect of this change is to:

•                  increase the accumulated depreciation and decrease retained earnings by $285,000 at the date of transition;

•                  increase accumulated depreciation and depreciation expense by $162,000 for the year ended December 31, 2010.

b.               Employee benefits: At the date of transition, the Company has elected to adopt the exemption in IFRS 1 and recognize all cumulative actuarial gains and losses in opening retained earnings. The effect of this change is to:

•                  increase pension obligations and decrease retained earnings by $4,850,000 at the date of transition;

•                  increase pension benefit liabilities by $289,000, decrease employee benefits expense by $166,000, and decrease other comprehensive income by $455,000 for the year ended December 31, 2010.

c.               Share-based compensation expense:

i.                 Recognition of expense: Under Canadian GAAP, share-based compensation expenses are recognized in net income on a straight-line basis over the vesting period of the awards. Under IFRS, each tranche in an award is considered a separate grant with a different vesting period and fair value.

ii.             Cash-settled share-based compensation expenses: Under Canadian GAAP, a liability for cash-settled share-based compensation expenses are accounted for based upon the intrinsic value of the award with changes recognized in net income each period. Under IFRS, the related liability is measured at fair value by applying an option pricing model at each reporting period with changes in fair value recognized in net income. The effect of the above changes is to:

•                  increase share-based compensation liability by $1,128,000, decrease contributed surplus by $61,000 and decrease retained earnings by $1,067,000 at the date of transition;

•                  decrease the share-based compensation liability by $268,000, increase contributed surplus by $6,000 and decrease share-based compensation expense by $262,000 for the year ended December 31, 2010.

d.               Business combinations: Under Canadian GAAP, direct and incremental costs incurred to effect a business combination are included in the cost of purchase. Under IFRS, acquisition-related costs paid to third parties are expensed as incurred unless they are costs related to the issue of debt or equity instruments. From the acquisition of Buss & Buss, the effect is to:

•                  decrease goodwill by $554,000 and increase acquisition expenses by the same amount for the year ended December 31, 2010.

e.               Income taxes:

i.                 Intra-group transactions: Under IFRS, a deferred tax asset is recognized on the difference between the tax base and carrying value of inventory transferred between jurisdictions in intra-group transactions. The value of the deferred tax asset is based on the tax rate of the purchasing entity. Under Canadian GAAP, a tax asset was recognized on the profit earned by the selling entity, essentially equal to the difference between the tax basis and carrying value of the inventory, based on the tax rate of that entity. The effect of this change is to:

•                  increase deferred tax assets and retained earnings by $1,040,000 at the date of transition;

•                  increase deferred tax assets and decrease income tax expense by $1,748,000 for the year ended December 31, 2010.

ii.             Foreign exchange translation: IFRS requires that deferred taxes be recognized for temporary differences arising from translation of foreign non-monetary assets and liabilities at historical exchange rates. Canadian GAAP did not recognize deferred taxes on the temporary differences related to foreign exchange translation. The effect of this change is to:

•                  increase deferred tax assets and retained earnings by $1,008,000 at the date of transition;

•                  increase deferred tax assets and decrease income tax expense by $610,000 for the year ended December 31, 2010.

iii.         Other items: Certain deferred tax balances are affected by changes to the carrying value of the related assets or liabilities arising from IFRS treatment. The effect of the changes to the carrying values of employee benefits and share based compensation related liabilities is to:

•                  increase deferred tax assets and retained earnings by $435,000 at the date of transition;

•                  increase deferred tax assets and decrease income tax expense by $450,000 for the year ended December 31, 2010.

f.                 Reclassification:  IFRS requires items of dissimilar nature or function to be presented separately on the financial statements unless the item is not in itself material. As a result of this, there are numerous financial statement presentation changes in the Company’s financial statements. The change to the consolidated statements of income relates to the separate presentation of interest income. There is no impact to the Company’s net income as a result of these changes. As well, there is further break-out of balances on the face of the statements of financial position including investments accounted for using the equity method, income taxes payable and derivative liability. IFRS also requires deferred tax assets and liabilities be presented on the statements of financial position as long-term. As a result of this requirement, deferred tax asset has been moved from current to non-current assets on the statements of financial position.

g.              Diluted earnings per share:  Under IFRS, for tandem SARs plans that may be settled in ordinary shares or cash at the holder’s option, the more dilutive of cash settlement and share settlement shall be used in calculating diluted earnings per share. However, under Canadian GAAP, tandem SARs plans were typically excluded altogether from the calculation of diluted earnings per share based on the guidance in Canadian GAAP Handbook Section 3500.A22 since such plans were generally accounted for as cash-settled share-based compensation. The effect of this change is to include SARs in the diluted earnings per share calculation because the share-settled option is more dilutive. However, for the year ended December 31, 2010, there were no changes to diluted net income attributable to equity holders of NEM, diluted weighted average number of shares outstanding and diluted earnings per share as the settlement of SARs in shares was not dilutive.

h.              Statements of cash flows: The adoption of IFRS has no impact on the net cash flows of the Company. The changes made to the consolidated statements of financial position and statements of comprehensive income have resulted in re-classifications of various amounts on the consolidated statements of cash flows, however, as there have been no changes to the net cash flows, no reconciliations have been presented.

NOTE 31               SUBSEQUENT EVENT

On March 8, 2012, the Company announced that it had entered into a definitive Arrangement Agreement (the “Arrangement”) with Molycorp, Inc (“Molycorp”). Under the Arrangement, Molycorp will acquire 100% of the outstanding common shares of the Company for approximately Cdn$1.3 billion. The Company’s shareholders will receive a consideration equal to Cdn$11.30 per share. Subject to the total aggregate consideration being 71.2% cash and 28.8% shares, the Company’s shareholders will have the option to elect their preferred consideration mix of cash and newly issued Molycorp shares. The new Molycorp shares will be valued at the 20-day volume weighted average price to March 7, 2012.  The Cdn$11.30 per share represents a premium of 42% to the Company’s closing share price on March 8, 2012. The transaction is subject to customary closing conditions, including the receipt of regulatory approval, approval of the Arrangement by 66 2/3% of the votes cast by the Company’s shareholders, and approval of the Arrangement by the Ontario Superior Court of Justice.